UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 14, 2022
To our Stockholders:
The 2022 Annual Meeting of Stockholders of Methode Electronics, Inc. (“Methode” or the “Company”) will be held on Wednesday, September 14, 2022, at 11:00 a.m., Central Daylight Time. The 2022 Annual Meeting will be a virtual meeting conducted via live webcast. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2022 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.
At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:
1.
To elect each director nominee to hold office until the Company’s 2023 Annual Meeting of Stockholders or until such director’s earlier resignation, or a respective successor is duly elected and appointed;

2.	To approve the Methode Electronics, Inc. 2022 Omnibus Incentive Plan;
3.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 29, 2023;
4.	To approve, on a non-binding, advisory basis, the compensation of Methode’s named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 18, 2022, the record date, are entitled to notice of and to vote at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares via the internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting and stockholders who attend the Annual Meeting may withdraw their proxies and vote online at the Annual Meeting.
By Order of the Board of Directors,

Walter J. Aspatore
Chairman
Chicago, Illinois
July 26, 2022
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on September 14, 2022
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card will be mailed to stockholders on July 26, 2022. Please visit the website www.proxyvote.com to view electronic versions of our Proxy Statement and our 2022 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.

METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 14, 2022
This proxy statement is being furnished by and on behalf of the Board of Directors of Methode Electronics, Inc. (“Methode” or the “Company”), in connection with the solicitation of proxies to be voted at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The 2022 Annual Meeting will be a virtual meeting conducted via live webcast.
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card was mailed to stockholders of record on July 26, 2022. Please visit the website www.proxyvote.com to view electronic versions of this proxy statement and our 2022 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 11:00 a.m., Central Daylight Time, on Wednesday, September 14, 2022. The Annual Meeting will be a virtual meeting via live webcast on the internet.
Who can vote at, and participate in, the Annual Meeting?
Holders of record of our common stock as of the close of business on July 18, 2022, the record date, are the only stockholders who are entitled to vote at, and participate in, the Annual Meeting. On that date, there were 36,748,610 shares of Methode common stock outstanding.
How can I vote my shares at, and participate in, the Annual Meeting?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2022 and entering the 16-digit control number included in the Notice and Access Card, on your proxy card or in the instructions that accompanied your proxy materials.
If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending the Annual Meeting, please follow the instructions for internet or telephone voting on the Notice and Access Card. You will need the 16-digit control number included on your Notice and Access Card to authorize a proxy to vote your shares via the internet or by telephone. You can authorize a proxy to vote your shares at any time prior to 10:59 p.m., Central Daylight Time, on September 13, 2022, the day before the Annual Meeting. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

How many votes do I have?
Each share of Methode common stock that you own entitles you to one vote.
What am I voting on at the Annual Meeting?
At the Annual Meeting, stockholders are being asked to consider and vote on the following four proposals:
•
Proposal 1: The election of twelve directors, each to hold office until the Company’s 2023 Annual Meeting of Stockholders or until any such director’s earlier resignation, or until his or her successor is duly elected and qualified;

•	Proposal 2: The approval of the Methode Electronics, Inc. 2022 Omnibus Incentive Plan (the “2022 Incentive Plan”);
•	Proposal 3: The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2023; and
•	Proposal 4: Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement (the “Say-on-Pay Proposal”).
How does the Board recommend I vote on the proposals?
The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director (Proposal 1), “FOR” the approval of the 2022 Incentive Plan (Proposal 2), “FOR” the ratification of EY as our independent registered public accounting firm (Proposal 3) and “FOR” the Say-on-Pay Proposal (Proposal 4).
If you submit a proxy without indicating your vote on any matter, the designated proxies will vote in favor of all four proposals.
How many votes are needed to approve each of the proposals?
On each proposal, stockholders may vote (1) “for,” (2) “against,” or (3) “abstain” from voting. The affirmative vote of a majority of the voting power present in person or represented by proxy at the Annual Meeting is required to approve each proposal. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy with respect to the election of directors (Proposal 1), the approval of the 2022 Incentive Plan (Proposal 2) and the Say-on-Pay Proposal (Proposal 4). Abstentions will be considered as present but will not be considered as votes in favor of any proposal. Consequently, abstentions have the effect of voting against all proposals, while broker non-votes have no effect as to voting for or against Proposal 1, Proposal 2 or Proposal 4.
What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 3) is considered a “routine” matter and your shares may be voted on such proposal if they are held in the name of a brokerage firm even if you do not provide voting instructions. The other proposals being considered and voted on at the Annual Meeting are “non-routine” matters for which brokers may not vote absent voting instructions from the beneficial owner.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be considered present for the purpose of determining whether we have a quorum.
What if other matters come up at the Annual Meeting?
At the time the Notice and Access Cards were mailed to our stockholders, we were not aware of any matters to be properly presented at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting, and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named as proxies will have the discretion to vote on those matters for you.

Can I revoke my proxy after I authorize a proxy to vote my shares?
Yes. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. You may also revoke your proxy by submitting a later dated and properly executed proxy (including by means of the telephone or internet) or by voting at the Annual Meeting. New paper proxy cards should be sent to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date.
Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Under the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials to our stockholders by providing access to such documents on the internet instead of mailing printed copies. The Notice and Access Card mailed to our stockholders provides instructions regarding how to access and review all the proxy materials on the internet. The Notice and Access Card also instructs you as to how you may authorize a proxy to vote your shares via the internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access Card.
How can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
Who pays for this proxy solicitation?
Methode will pay for this proxy solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail or in person. No additional compensation will be paid to directors, officers and other regular employees for such services. We have retained the services of Alliance Advisors, LLC (“Alliance”) to serve as our proxy solicitor in connection with the Annual Meeting. Alliance may assist us in soliciting proxies by telephone, email and by other means, and we expect to pay Alliance a fee of $20,000, plus reasonable expenses.
What is “householding” and how does it affect me?
We are sending only one copy of our Notice and Access Card and, if applicable, our proxy materials, to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice is known as “householding.” Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like additional copies of our Notice and Access Card and proxy materials, if you would like to participate in householding or if you would like to opt out of householding, please contact us at: 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Corporate Secretary, or telephonically at 708-867-6777.

CORPORATE GOVERNANCE
We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders.
Director Independence
Our Nominating and Governance Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our nominees for director meets the applicable independence standards of the SEC and the NYSE. The Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald W. Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.
In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the applicable independence standards, if any, of the SEC and the NYSE for service on those committees.
Board Committees
The following chart sets forth the membership, principal functions and number of meetings held in fiscal 2022 for each of our Board Committees.
Committee	Members	Principal Functions		Number of Meetings in Fiscal 2022
Audit	Mary A. Lindsey (Chair) Therese M. Bobek Janie Goddard* Angelo V. Pantaleo Mark D. Schwabero Lawrence B. Skatoff	•	Oversees accounting and financial reporting processes, and audits of financial statements.	10
		•	Monitors performance of internal audit function and our system of internal controls.
•
Monitors performance, qualifications and independence of our independent registered public accounting firm, makes decisions regarding the retention, termination and compensation of such firm and approves related services.

		•	Monitors compliance with legal and regulatory requirements pertaining to financial statements.
		•	Reviews our financial press releases and certain SEC filings.
•
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and discusses guidelines and policies by which risk assessment and risk management is undertaken.

		•	Regularly reviews with management the Company’s cybersecurity and information technology (IT) practices and policies.
		•	If applicable, reviews related party transactions and potential conflict of interest situations.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2022
Compensation	Bruce K. Crowther (Chair) Walter J. Aspatore David P. Blom* Brian J. Cadwallader Darren M. Dawson**	•	Oversees our executive compensation policies and plans.	6
		•	Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers.
		•	Approves grants under our stock plan.
		•	Makes decisions regarding the retention, compensation and termination of any Committee compensation consultant, and monitors their independence.
		•	Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.
Nominating and Governance	Brian J. Cadwallader (Chair) Walter J. Aspatore Therese M. Bobek Darren M. Dawson* Mark D. Schwabero Lawrence B. Skatoff	•	Recommends director candidates for election to our Board.	4
		•	Recommends Board committee assignments.
		•	Recommends compensation and benefits for directors.
		•	Oversees our Enterprise Risk Management (ERM) program.
		•	Reviews succession planning for our executive officers.
		•	Reviews and recommends revisions to our Corporate Governance Guidelines.
		•	Oversees an annual evaluation by the independent directors of the performance of the CEO.
		•	Conducts an annual assessment of Board and committee performance.
Technology	Darren M. Dawson (Chair) David P. Blom** Janie Goddard Angelo V. Pantaleo	•	Reviews with management our technology assets and future needs.	4
		•	Reviews technology research and development activities and possible acquisitions of technology.
Medical Products	David P. Blom (Chair) Bruce K. Crowther Donald W. Duda Janie Goddard** Mary A. Lindsey	•	Reviews with management our business strategies for developing and marketing our medical device products.	3
		•	Evaluates industry and market trends that may affect our medical device business.
*	As of June 16, 2022
**	Through June 16, 2022

If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct. We do not have a separate written policy regarding related party transactions and potential conflict of interest situations. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors would consider the rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors. During fiscal 2022, there were no related party transactions and no such transactions are currently proposed.
During fiscal 2022, our Board of Directors held five meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and stockholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.
Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.
Our committees operate pursuant to charters adopted by the Board. Our committee charters and our Corporate Governance Guidelines are available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
Board Leadership Structure and Evaluations
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
The Nominating and Governance Committee oversees the annual Board and committee evaluation process. Each year, our independent directors complete a written evaluation which focuses on Board and committee practices, processes and skills, and seeks input on opportunities for improvement. To protect the directors’ anonymity and the integrity of the process, outside legal counsel reviews the completed evaluations and compiles the responses into a written report, which is then distributed to, and discussed by, the Nominating and Governance Committee and the full Board.
Risk Oversight, Cybersecurity and Compensation Policy Risks
Our Board of Directors oversees Methode’s risk management practices. Our Board and committees review information regarding Methode’s markets, competition and financial risks, as well as risks associated with Methode’s operations throughout the world, including cybersecurity. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures and reviews the process by which risk is managed and assessed. Our Audit Committee also reviews the Company’s information technology practices and policies and is briefed quarterly by management. Our Nominating and Governance Committee oversees the Company’s Enterprise Risk Management (ERM) program. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees.
Our Board of Directors and executive team are dedicated to managing our cybersecurity risks. Our Chief Information Officer provides cybersecurity reports to our Audit Committee each quarter and to the full Board at least annually. These reports outline our cybersecurity risks and mitigation activities, the effectiveness of our security measures and other related matters. We have structured our information security program to align with the framework of the National Institute of Standards and Technology (NIST), 800-171. Our information security program is independently assessed by a third party as part of the Company’s ERM program. The conclusions of such third-party assessment are discussed with our Audit Committee and the Board. We provide security awareness training to employees to raise awareness of typical security risks as well as new and evolving risks to our Company.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode. The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.
Nominating Process of the Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board, including ethnic, racial and gender diversity. The Committee seeks an appropriate balance between newer directors and longer-serving directors. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.
The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees. We believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the potential for overboarding to compromise the ability of these directors to effectively serve on our Board and Committees. Our Corporate Governance Guidelines limit each director’s service on the boards of public companies to no more than three other boards. Our Audit Committee Charter limits each member’s service on audit committees of public companies to no more than two other audit committees, unless approved by the Board.
The Committee has adopted a process for identifying new director candidates. Recommendations may be received by the Committee from various sources, including directors and Company contacts. The Committee has used a search firm to assist with the independent director recruitment process and has sole authority to retain and terminate any such search firm and approve the search firm’s fees.
The Committee will also consider suggestions from our stockholders. Stockholders may recommend candidates at any time, but the Committee requires recommendations for election at our Annual Meeting to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement from the previous year’s Annual Meeting. The written notice must include (i) the name, age, address and principal occupation or employment of the proposed nominee, (ii) the number of shares of our common stock owned by such nominee, (iii) a statement that the nominee is willing to be nominated, and (iv) any other information required in a proxy statement under the SEC’s rules. Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Any recommendations from stockholders will be evaluated in the same manner that potential nominees suggested by directors or Company contacts are evaluated. Information regarding the requirements to nominate a director at our 2023 Annual Meeting is set forth below under “Other Information -- Stockholder Proposals and Director Nominations.”

Summary of Qualifications of Director Nominees
The following table highlights certain skills, experience and qualifications that each of the director nominees brings to the Board.
Skills and Experience	Aspatore	Blom	Bobek	Cadwallader	Crowther	Dawson	Duda	Goddard	Lindsey	Pantaleo	Schwabero	Skatoff
Leadership and Strategy	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial/Accounting	✔		✔				✔	✔	✔		✔	✔
Mergers and Acquisitions	✔	✔		✔			✔	✔	✔	✔	✔	✔
Cybersecurity/IT Systems			✔	✔			✔	✔	✔		✔
International Business	✔			✔			✔	✔	✔	✔	✔	✔
Technology/Innovation		✔		✔		✔	✔	✔		✔	✔
Industry Experience	✔	✔		✔	✔	✔	✔	✔			✔	✔
Public Company Board Service	✔	✔			✔	✔	✔		✔		✔	✔
Manufacturing/Operations	✔	✔				✔	✔	✔		✔	✔
Corporate Responsibility
The Company is committed to being a responsible steward to the environment, its employees, and the communities in which it operates and conducting its operations in an ethical manner with honesty and integrity. The Nominating and Governance Committee oversees our Environmental, Social and Governance (ESG) program. In fiscal 2022, we conducted our first materiality assessment to identify the environmental and social issues most important to our internal and external stakeholders. As we move forward on our ESG journey, we intend to focus on the areas that are most important to our business and our stakeholders and where we can have the greatest impact.
Environmental. The Company practices responsible environmental management to protect its employees, customers, communities, and the environment. We have a process in place to monitor the environmental practices at our global facilities via periodic external auditing. Additionally, we are dedicated to pursuing environmental and socially sustainable practices through initiatives such as utilizing reusable shipping containers, material recycling and reuse, and vertically integrated manufacturing to reduce logistics. We are attentive to climate change concerns and several of our new business development efforts are focused on electric and hybrid vehicles and LED lighting solutions. In fiscal 2022, electric and hybrid vehicle applications comprised approximately 17% of our net sales.
The Company adheres to the latest standards in our industries for quality, environmental and manufacturing processes. Many of our manufacturing facilities are certified to the ISO 14001 environmental management standard. Additionally, the Company was awarded the Supplier Quality Excellence Award by General Motors in 2020 and the Quality Award by Vitesco Technologies in 2021.
Social. The Company takes pride in its relationships with its employees, suppliers, and customers and the communities in which it operates.
Diversity and Inclusion. As highlighted in our Diversity & Inclusion Statement, we believe that diversity and inclusion are business imperatives that will enable us to build and empower our future workforce. We strive to maintain a diverse and inclusive workforce that reflects our global customer base and the communities that we serve. We also strive for diversity in leadership, which has the power to drive innovation and to encompass a wide variety of perspectives in company decision-making. We have three female directors, including one who is racially/ethnically diverse, one female executive officer and one racially/ethnically diverse executive officer.
Values and Ethics. Our corporate culture is committed to doing business with integrity, teamwork, and performance excellence. Our core values include innovation, continuous improvement and passion. All of our salaried employees and directors are required to review and certify our Code of Business Conduct and Anti-Corruption Policy each year. Our Code of Business Conduct and Anti-Corruption Policy address topics such as anti-corruption, discrimination, human rights, anti-slavery, trade, harassment, privacy, appropriate use of company assets, protecting confidential information, and reporting violations anonymously. In addition, our U.S. employees participate in annual training on preventing, identifying, reporting, and stopping any type of unlawful discrimination or other unethical actions and we offer an employee hotline for reporting violations.
Health and Safety. The success of our business is fundamentally connected to the well-being of our employees. We maintain a work environment with a safety culture grounded on the premise of eliminating workplace incidents, risks, and hazards. We have practices in place to help eliminate safety events and reduce their frequency and severity, and our employees are regularly trained on safety-related topics. We have a process in place to monitor our safety practices at our global facilities via periodic external auditing. Additionally, we offer the Vitality Wellness Program to our full-time U.S. employees and their spouses. This program provides individualized health-enhancement plans, including online support programs for mental and behavioral health.
In the face of an everchanging global landscape, we consistently adapt our operations to prioritize employee safety. Since the onset of the COVID-19 pandemic, our management team has prioritized the health and safety of our employees and their families. The Company adopted numerous safety procedures at our 32 global facilities, including hygiene and disinfection protocols, testing and contact tracing, social distancing and wearing personal protective equipment (PPE). The Company implemented the sharing of best practices at its global facilities, resulting in effective and standardized safety guidelines and procedures.
Supply Chain Standards. The Company’s global supply chain management team seeks suppliers who will maintain the Company’s ethical business values. The Company has adopted a Supplier Code of Conduct, which includes topics such as anti-corruption, discrimination, health and safety, protecting confidential information, and legal compliance, and references our Conflict Minerals Policy.
Governance. We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders. Our corporate governance policies promote transparency, accountability and engagement, and include our Code of Business Conduct, Corporate Governance Guidelines and Anti-Corruption Policy. As highlighted above, we have strong corporate governance practices, including engaged independent directors and committee members, an independent Chairman of the Board and annual board and committee evaluations. Additionally, our Board is responsible for overall risk oversight of the Company, which includes certain environmental, social, supply chain, cybersecurity and other governance matters.
Communications with Directors
The Annual Meeting provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All our directors attended the 2021 Annual Meeting. We anticipate that all our directors will attend the 2022 Annual Meeting.
In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.
Stockholder Engagement
We believe that effective corporate governance should include engagement with our stockholders through investor conferences, non-deal roadshows, meetings and phone calls. We believe that regular engagement with our stockholders helps us to better understand stockholders’ views on a variety of topics, including our corporate governance and executive compensation practices. With the ongoing COVID-19 pandemic, our stockholder engagement efforts have been conducted using virtual forums.

In fiscal 2022, we engaged with stockholders on a variety of subjects, including compensation matters, governance issues, and environmental and social matters. During our engagements with stockholders, a few common areas of focus emerged, including the following:
•	Best practices in corporate governance, including Board refreshment;
•	Executive compensation plan design and elements; and
•	Environmental, social and diversity reporting and priorities.
Our senior executives and the Chair of our Compensation Committee provided feedback on these meetings and areas of stockholder focus to the full Board and the appropriate Board committee. For additional details on our stockholder engagement relating to executive compensation plan design and elements, see the Compensation Discussion and Analysis section below under the caption “Say-on-Pay Vote and Stockholder Engagement on Compensation Matters”.
Code of Business Conduct
Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The Code is available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.
Stock Ownership Guidelines
We consider stock ownership by directors and executive officers to be an important means of linking their interests with those of our stockholders.
Directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors, subject to a five-year phase-in period for new directors. All our directors were in compliance with our stock ownership guidelines for fiscal 2022, subject to the phase-in-period.
Executive Officers. The guidelines for stock ownership are based on a multiple of the executive officers’ base salaries as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Chief Operating Officer	Three times salary
Other Executive Officers	Two times salary
Vested and unvested restricted stock units are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our executive officers were in compliance with our stock ownership guidelines for fiscal 2022, subject to the phase-in-period for new appointments and promotions.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
Clawback Policy
In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.

DIRECTOR COMPENSATION
We use a combination of cash and common stock to compensate our non-employee directors. For fiscal 2022, our non-employee directors received an annual cash retainer, meeting fees and an annual stock award with immediate vesting. Our Chairman, Vice Chairman and Committee Chairs received additional cash retainers for their service in these capacities.
The Nominating and Governance Committee oversees and makes recommendations to the Board regarding our non-employee director compensation program. Non-employee directors can defer receipt of all or a portion of their cash or equity compensation to our Deferred Compensation Plan. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below.
Upon the recommendation of our Nominating and Governance Committee, the Board approved changes to our compensation program for non-employee directors for fiscal 2022. In reviewing our director compensation program, the Nominating and Governance Committee and the Board considered peer and market data, as well as the advice and recommendations of Frederic W. Cook & Co., Inc., our independent compensation consultant. The following table shows the non-employee director compensation components and amounts for fiscal 2022.
Compensation Component	Amount
Annual Cash Retainer	$80,000
Additional Annual Cash Retainer for the Chairman	$80,000
Additional Annual Cash Retainer for the Vice Chairman	$12,000
Additional Annual Cash Retainer for the Committee Chairs
• Audit Committee	$24,000
• Compensation Committee	$24,000
• Nominating and Governance Committee	$12,000
• Technology Committee	$12,000
• Medical Products Committee	$12,000
Fee for Each Committee and Special Board Meeting	$1,500
Annual Stock Grant	Shares valued at $140,000

The following table sets forth certain information regarding compensation earned by the non-employee directors during our fiscal year ended April 30, 2022.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Walter J. Aspatore	172,500	140,037	312,537
David P. Blom	106,500	140,037	246,537
Therese M. Bobek	104,000	140,037	244,037
Brian J. Cadwallader	110,000	140,037	250,037
Bruce K. Crowther	120,500	140,037	260,537
Darren M. Dawson	110,000	140,037	250,037
Janie Goddard	93,500	140,037	233,537
Mary A. Lindsey	126,500	140,037	266,537
Angelo V. Pantaleo	101,000	140,037	241,037
Mark D. Schwabero	104,000	140,037	244,037
Lawrence B. Skatoff	113,500	140,037	253,537
(1)
The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Details of the assumptions used in valuing these awards are set forth in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

SECURITY OWNERSHIP
Five Percent Stockholders
The following table sets forth information regarding all persons known by Methode as of July 18, 2022, to be the beneficial owners of more than 5% of Methode’s common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	6,125,706	16.4
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,017,116	10.8
FMR LLC(3) Abigail P. Johnson 245 Summer Street Boston, MA 02210	2,479,721	6.7
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	1,980,388	5.3
(1)
Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 27, 2022. In the Schedule 13G/A, BlackRock, Inc. reported that, as a parent holding company, as of December 31, 2021, it had sole voting power with respect to 6,038,349 shares and sole dispositive power with respect to 6,125,706 shares. According to the Schedule 13G/A, iShares Core S&P Small-Cap ETF beneficially owns more than 5% of the Company’s outstanding shares.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 10, 2022. In the Schedule 13G/A, The Vanguard Group reported that, as of December 31, 2021, it had shared voting power with respect to 35,973 shares, sole dispositive power with respect to 3,905,904 shares and shared dispositive power with respect to 66,212 shares.

(3)
Information is based on a Schedule 13G filed with the SEC on February 9, 2022. In the Schedule 13G, FMR LLC reported that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. As of December 31, 2021, FMR LLC reported that it had sole voting power with respect to 740,488 shares and sole dispositive power with respect to 2,479,721 shares.

(4)
Information is based on a Schedule 13G/A filed with the SEC on February 8, 2022. In the Schedule 13G/A, Dimensional Fund Advisors LP reported that it is an investment advisor and, as of December 31, 2021, it had sole voting power with respect to 1,937,798 shares and sole dispositive power with respect to 1,980,388 shares.

Directors and Executive Officers
The following table sets forth information regarding our common stock beneficially owned as of July 18, 2022, by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Walter J. Aspatore	33,877(2)(3)	*
David P. Blom	9,840	*
Therese M. Bobek	9,877(3)	*
Brian J. Cadwallader	15,877(3)	*
Bruce K. Crowther	13,740(4)	*
Darren M. Dawson	16,877(3)	*
Donald W. Duda	830,055(5)	2.3
Janie Goddard	6,840(6)	*
Mary A. Lindsey	9,877(3)	*
Angelo V. Pantaleo	9,840	*
Mark D. Schwabero	12,877(3)	*
Lawrence B. Skatoff	41,435(7)	*
Andrea J. Barry	66,023(8)	*
Joseph E. Khoury	264,420(9)	*
Kevin M. Martin	50,500(10)	*
Ronald L.G. Tsoumas	141,589(11)	*
All current directors and executive officers as a group (18 persons)	1,649,054(12)	4.5
*	Percentage represents less than 1% of the total shares of common stock outstanding.
(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.
(2)	Includes 27,000 shares held jointly with Mr. Aspatore’s wife.
(3)	Includes 6,877 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(4)	Shares are held in a trust pursuant to which Mr. Crowther shares voting and investment power with his wife.
(5)
Includes options to purchase 40,000 shares of common stock exercisable within 60 days, 195,055 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, 220,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance and 375,000 shares of performance-based restricted stock subject to forfeiture.

(6)	Includes 3,885 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(7)	Shares are held in a trust pursuant to which Mr. Skatoff shares voting and investment power with his wife.
(8)	Includes 52,500 shares of performance-based restricted stock subject to forfeiture.
(9)
Includes options to purchase 12,000 shares of common stock exercisable within 60 days, 90,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Khoury in the event of termination from Methode under any circumstance and 144,000 shares of performance-based restricted stock subject to forfeiture.

(10)	Reflects shares of performance-based restricted stock subject to forfeiture.
(11)
Includes options to purchase 8,000 shares of common stock exercisable within 60 days, 42,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Tsoumas in the event of termination from Methode under any circumstance, 75,500 shares of performance-based restricted stock subject to forfeiture and 12,038 shares of common stock held in our 401(k) Plan.

(12)
Includes 27,000 shares held jointly, 64,175 shares held in trust with voting and investment power shared with a spouse, options to purchase 60,000 shares of common stock exercisable within 60 days, 577,055 shares of vested restricted stock units, 765,500 shares of performance-based restricted stock subject to forfeiture, 45,147 shares of phantom stock held in the Company’s Deferred Compensation Plan and 12,038 shares of common stock held in our 401(k) Plan.

PROPOSAL ONE
ELECTION OF DIRECTORS
A Board of twelve directors will be elected at the Annual Meeting. Each director will hold office until the next annual meeting of stockholders, or until any such director’s earlier resignation or until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any nominee is unwilling or unable to serve as a director, an event which our Board does not anticipate, shares represented by the proxies will be voted for the election of another nominee nominated by our Board upon the recommendation of our Nominating and Governance Committee, or the Board may reduce the size of the Board and the number of directors to be elected at the Annual Meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.
Walter J. Aspatore, Chairman
Director since 2008
Age 79
Mr. Aspatore has served as Chairman of our Board since 2012 and as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010. Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore’s executive leadership experience, finance and M&A expertise and knowledge of the automotive industry bring valuable perspectives to our Board.
Lawrence B. Skatoff, Vice Chairman
Director since 2004
Age 82
Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc. Prior to joining BorgWarner, Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc. from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company. Mr. Skatoff’s executive experience and financial background bring valuable perspectives to our Board.
David P. Blom
Director since 2019
Age 67
Mr. Blom served as President and Chief Executive Officer of OhioHealth Corporation, a not-for-profit healthcare system, Ohio, from 2002 until his retirement in 2019. Mr. Blom serves as a director of Worthington Industries, Inc., an industrial manufacturing company. Mr. Blom’s extensive leadership experience as chief executive officer of a large healthcare system and healthcare industry expertise bring valuable perspectives to our Board.
Therese M. Bobek
Director since 2020
Age 61
Ms. Bobek served as an Assurance Partner of PricewaterhouseCoopers LLP (“PwC”) from 1997 until her retirement in 2018. Ms. Bobek most recently served in PwC’s national office where she directed a nationwide network of partners and managers supporting audit quality. Ms. Bobek has served as an Adjunct Lecturer in the Master of Accountancy Program at the University of Iowa's Tippie College of Business since 2018. Ms. Bobek also serves on the Boards of Trustees and the Audit Committees of the Northern Funds and Northern Institutional Funds. Ms. Bobek’s extensive leadership experience at a major professional services firm, as well as her experience with audit quality oversight, bring valuable perspectives to our Board.

Brian J. Cadwallader
Director since 2018
Age 63
Mr. Cadwallader served as Vice President, Corporate Secretary and General Counsel of Johnson Controls, Inc., a global diversified technology and industrial company, from 2014 to 2016. Prior thereto, Mr. Cadwallader served as Vice President and Assistant General Counsel of Johnson Controls from 2011 to 2014. Mr. Cadwallader served as Group Vice President and General Counsel of Johnson Controls’ Building Efficiency business from 2010 to 2011. Prior to joining Johnson Controls, Mr. Cadwallader served as Associate General Counsel and Assistant Secretary at International Paper Company. In addition to his other responsibilities, Mr. Cadwallader was responsible for international legal and regulatory affairs for Johnson Controls and International Paper for over 15 years. Mr. Cadwallader’s legal background with expertise in international operations, corporate governance, M&A and executive compensation brings valuable perspectives to our Board.
Bruce K. Crowther
Director since 2019
Age 70
Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, a not-for-profit healthcare system, from 1992 until his retirement in 2013. Prior thereto, Mr. Crowther served as Executive Vice President and Chief Operating Officer of Northwest Community Healthcare from 1989 to 1991. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association. Mr. Crowther serves on the Board, Audit and Finance Committee, and Culture and Compensation Committee (Chair) of NeoGenomics, Inc., a company specializing in cancer genetic testing and information services. In addition, Mr. Crowther serves on the Board, Compensation Committee (Chair), Executive Committee and Finance Committee of Wintrust Financial Corporation, a financial services company. Mr. Crowther’s extensive executive and board leadership experiences and significant knowledge regarding the healthcare industry bring valuable perspectives to our Board.
Dr. Darren M. Dawson
Director since 2004
Age 59
Dr. Dawson served as the President of The University of Alabama in Huntsville from 2019 until 2022. Prior thereto, Dr. Dawson served as Dean of the College of Engineering of Kansas State University since 2014. From 1990 to 2014, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University. His research interests included nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards. Dr. Dawson’s leadership experience as president of a large university and engineering expertise bring valuable perspectives to our Board.
Donald W. Duda
Director since 2001
Age 67
Mr. Duda has served as our Chief Executive Officer since 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division. Mr. Duda’s understanding of Methode’s operations, philosophy and culture, and his demonstrated success and proven quality of leadership bring important perspectives to our Board.
Janie Goddard
Director since 2021
Age 51
Ms. Goddard has served as a Divisional Chief Executive of the Environmental and Analysis Sector at Halma plc, a global group of technology companies, since April 2021 and as a Divisional Chief Executive of Halma’s Medical and Environmental Sector since November 2019. Before joining Halma, Ms. Goddard served as Divisional President of the Detection and Analysis Business Unit at Novanta Inc., a global supplier of core technology solutions, from

2016 to 2019, where she led a portfolio of solutions for medical device OEMs. Prior to Novanta, Ms. Goddard served in leadership roles at Welch Allyn (acquired by Hill-Rom), Covidien (acquired by Medtronic), and Johnson & Johnson. Ms. Goddard’s background in international strategic marketing and product development brings valuable perspective to our Board.
Mary A. Lindsey
Director since 2020
Age 66
Ms. Lindsey served as Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals, from January 2016 until her retirement in 2019. In addition, Ms. Lindsey served as Senior Vice President since 2017 and Vice President-Tax from 2009 to 2016. Ms. Lindsey serves on the Board, Audit Committee (Chair), and Corporate Governance and Nominating Committee of Lindsay Corporation, a provider of water management and road infrastructure products and services. In addition, Ms. Lindsey serves on the Board and Audit Committee of Orion Engineered Carbons S.A., a supplier of carbon products. Ms. Lindsey’s experience as a chief financial officer of a publicly traded company and her financial and tax expertise bring valuable perspectives to our Board.
Angelo V. Pantaleo
Director since 2019
Age 62
Mr. Pantaleo has served as Chairman and Chief Executive Officer of Marmon Holdings, Inc., a Berkshire Hathaway company and global industrial organization, since 2019 and as President of Marmon since 2017. Prior thereto, Mr. Pantaleo served as Chairman and Chief Executive Officer of Duracell, a Berkshire Hathaway company and leading manufacturer of alkaline batteries, since 2014. Mr. Pantaleo’s significant strategic and operational leadership experience with a major global company, along with his extensive international experience, bring valuable perspectives to our Board.
Mark D. Schwabero
Director since 2019
Age 69
Mr. Schwabero served as Chairman, Chief Executive Officer and Director of Brunswick Corporation, a recreational marine products company, from 2016 until his retirement in 2018. Prior thereto, Mr. Schwabero served as President and Chief Operating Officer of Brunswick from 2014 to 2016 and as President of its Mercury Marine subsidiary from 2008 to 2014. Mr. Schwabero serves as Lead Director of 1st Source Corporation, parent company of 1st Source Bank, as well as a member of the Audit Committee, Executive Compensation and Human Resources Committee, Executive Committee, and Governance and Nominating Committee (Chair) of 1st Source. In addition, Mr. Schwabero serves on the Advisory Committee of The Ohio State University Center for Automotive Research. Mr. Schwabero’s leadership experience, international expertise and detailed knowledge of the automotive and industrial industries bring valuable perspectives to our Board.

PROPOSAL TWO
APPROVAL OF THE METHODE ELECTRONICS, INC. 2022 OMNIBUS INCENTIVE PLAN
On June 16, 2022, our Board of Directors, on the recommendation of our Compensation Committee, adopted the Methode Electronics, Inc. 2022 Omnibus Incentive Plan (the “2022 Incentive Plan”), subject to the approval of our stockholders. The 2022 Incentive Plan provides for discretionary grants of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and performance grants to employees and directors.
The 2022 Incentive Plan is intended to enable the Company to attract and retain qualified persons to serve as employees or directors and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions are of importance, can acquire stock ownership.
We currently grant director stock awards and employee equity awards in the form of restricted stock and restricted stock units under the Methode Electronics, Inc. 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”). The 2022 Incentive Plan provides that upon approval of the 2022 Incentive Plan by our stockholders, no further awards shall be granted under the 2014 Incentive Plan.
If the 2022 Incentive Plan is approved, subject to adjustment as provided in the 2022 Incentive Plan and the 2022 Incentive Plan’s share counting provisions, the number of shares of our common stock that will initially be available for all awards under the 2022 Incentive Plan is 5,550,000, less one share for every one share of common stock subject to an option or SAR award granted after April 30, 2022 under the 2014 Incentive Plan and 2.28 shares for every one share that was subject to an award other than an option or SAR granted after April 30, 2022 under the 2014 Incentive Plan.
Alignment of Interests
The Compensation Committee believes that our incentive compensation program aligns the interests of our employees and directors with our stockholders’ interests by providing for capital accumulation through awards of restricted stock, restricted stock units and stock awards. The 2022 Incentive Plan will enable us to continue to achieve this objective by providing us with the ability to continue granting various types of incentive awards, which we believe will help us continue to attract, retain, and motivate our directors and employees.
Determination of Share Amounts. In determining the terms of the 2022 Incentive Plan and the number of shares available for grant under the 2022 Incentive Plan, our Compensation Committee considered a number of factors, including competitive market practices, potential dilution to our current stockholders and the size, purpose and frequency of our historical equity grants.
Historical Annual Equity Burn Rate. Our annual equity grant rate, or burn rate, for fiscal 2019, 2020, 2021 and 2022 was 0.08%, 0.08%, 5.08%, and 0.21%, respectively. The burn rate is the ratio of the number of shares of common stock underlying awards granted under our equity compensation plans during a fiscal year to the weighted average number of shares of common stock outstanding at the corresponding fiscal year-end. The burn rate is higher in fiscal 2021 because of performance-based restricted stock awards and incremental time-based restricted stock unit grants made in that year to members of senior management under our five-year, long-term incentive program. Details regarding these awards are set forth below under “Compensation Discussion and Analysis − Components of Fiscal 2022 Compensation − 2021 LTI Program.”
Current and Projected Overhang Percentage. As of April 30, 2022, there were 1,882,759 full-value awards (awards other than stock options and SARs) issued and outstanding and 60,000 stock options outstanding under the 2014 Incentive Plan and the 2010 Stock Plan (together, the “Prior Plans”). As of that date, the weighted average exercise price of our outstanding stock options was $37.01, and the weighted average remaining contractual term for the outstanding stock options was 2.2 years. As of April 30, 2022, 112,255 shares of common stock were available for issuance under the 2014 Incentive Plan (the only stock plan under which equity awards can currently be issued). As of April 30, 2022, there were 36,930,344 shares of common stock outstanding.
As of April 30, 2022, the number of shares of common stock subject to shares underlying outstanding awards, together with the number of shares available for issuance under future equity awards under the 2014 Incentive Plan, represented an overhang of approximately 5.27%. If the 2022 Incentive Plan is approved, an additional 5,550,000 shares available for issuance would increase the overhang to 16.87% if all shares available for issuance under the 2022 Incentive Plan were granted as stock options or SARs or 10.60% if all shares were granted as full-value awards. Methode calculates “overhang” as (a) the total of shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.
Anticipated Duration. The shares available for issuance under the 2022 Incentive Plan are expected to satisfy Methode’s equity compensation needs through at least the 2027 Annual Meeting.
Additional Reasons Why Stockholders Should Approve the 2022 Incentive Plan
The Company views its use of stock-based awards as an essential element of its compensation program and one of the most effective means of ensuring that our directors and employees have a continuing stake in our long-term success. The 2022 Incentive Plan contains certain restrictions that the Company believes further the objectives of the 2022 Incentive Plan and reflect sound corporate governance principles:
•
Prohibition on Paying Dividends or Dividend Equivalents on Unvested Awards. Neither dividends nor dividend equivalents will be paid on any awards prior to vesting or during the forfeiture restriction period and neither dividends nor dividend equivalents will be paid on stock options or SARs.

•
Stock Options and SARs Granted with an Exercise Price No Less Than Fair Market Value. Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant and the term cannot exceed ten years from the date of grant.

•	No Liberal Share Recycling. Shares that are used to pay the exercise price on an option or SAR or tax withholding on any award cannot be used for future grants under the 2022 Incentive Plan.
•	No Repricing. Except in connection with a change of control or other significant corporate transaction, the repricing of stock options or SARs without stockholder approval is prohibited.
•
One-Year Minimum Vesting Requirement on Employee Awards. Awards (other than cash-based awards) to employees are subject to a minimum vesting requirement of one year. The minimum vesting requirement is not applicable in the event substitute awards are granted in connection with awards that are assumed, converted, or substituted as a result of a merger or similar transaction, shares are delivered in lieu of fully-vested cash obligations, awards to non-employee members of the Board of Directors, awards granted to new employees as a replacement and/or as an inducement. The 2022 Incentive Plan also includes a carve-out from the minimum vesting requirements for awards to employees for up to five percent (5%) of the number of shares authorized for issuance under the 2022 Incentive Plan. The minimum vesting restriction does not apply to the Committee Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change of control, in the terms of the award agreement or otherwise.

•
Limit on Non-Employee Director Compensation. The aggregate grant date fair market value of all equity awards granted to any non-employee director during any fiscal year, plus the total cash and other compensation paid to such non-employee director for director services rendered for such fiscal year, may not exceed $750,000.

•	No Automatic Single Trigger Equity Acceleration. Upon a change of control of the Company, there is no automatic acceleration of equity awards (no “single trigger”).
•	No Change of Control/280G Tax Gross-Ups. The Company does not provide its employees with tax gross-ups on change of control parachute payments.
Summary of the 2022 Incentive Plan
The following is a summary of the 2022 Incentive Plan. It is qualified in it is entirety by reference to the full text of the 2022 Incentive Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the 2022 Incentive Plan carefully.
Administration. Our Compensation Committee will administer the 2022 Incentive Plan. All determinations of our Compensation Committee are final and binding on all participants. Our Compensation Committee has discretionary authority to interpret the terms of the 2022 Incentive Plan, to determine eligibility for and grant awards, and to adopt rules, forms and guidelines, among other matters. In certain circumstances, the Compensation Committee may delegate authority to one or more members of the Board and/or one or more officers of the Company to the extent permitted by applicable law or the rules of the relevant stock exchange.

Type of Awards. The 2022 Incentive Plan provides for the grant of equity awards of nonqualified stock options (“NSOs”), incentive stock options (“ISOs”), restricted stock, restricted stock units (“RSUs”) and stock appreciation rights (“SARs”). In addition, the 2022 Incentive Plan provides for the grant of performance-based awards, which can be share-based (restricted stock, RSUs, or SARs) or cash-based (“Performance Grants”). Each award will be evidenced by an award agreement containing such terms and provisions, consistent with the 2022 Incentive Plan, as the Compensation Committee may approve.
Eligibility. Directors and employees of Methode or any of its subsidiaries or affiliates are eligible to participate in the 2022 Incentive Plan. The Compensation Committee will determine which eligible persons will receive awards and the terms of such awards. The number of persons eligible to participate in the 2022 Incentive Plan is estimated to be approximately 7,000 (including eleven non-employee directors).
Number of Shares of Common Stock Available. Subject to adjustment as provided in the 2022 Incentive Plan and the 2022 Incentive Plan’s share counting provisions, the number of shares of our common stock that will initially be available for all awards under the 2022 Incentive Plan is 5,550,000, less one share for every one share of common stock subject to option or SAR award granted after April 30, 2022 under the 2014 Incentive Plan and 2.28 shares for every one share that was subject to an award other than an option or SAR granted after April 30, 2022 under the 2014 Incentive Plan. Any shares of common stock that are subject to option or SAR awards shall be counted against the limit as one share for every one share granted, and any shares of common stock that are subject to other types of awards shall be counted as 2.28 shares for every one share granted.
Shares issuable under the 2022 Incentive Plan may be authorized but unissued shares or treasury shares. If any shares of common stock subject to an award are forfeited, an award expires or an award is settled for cash (in whole or in part), or after April 30, 2022 any shares subject to an award under a Prior Plan are forfeited, an award under a Prior Plan expires or is settled for cash (in whole or in part), then in each such case the shares of common stock subject to such award will, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for awards under the 2022 Incentive Plan. Any shares of common stock that again become available for awards under the 2022 Incentive Plan will be added as one share for every one share subject to options or SARs, and as 2.28 shares for every one share subject to awards other than options or SARs.
The following shares of common stock shall not become available again for grant under the 2022 Incentive Plan:
•	shares used to pay the exercise price for options awarded under the 2022 Incentive Plan or the Prior Plans;
•	shares used to satisfy tax withholding requirements for awards under the 2022 Incentive Plan or for options or SARs under the 2014 Incentive Plan or the 2010 Incentive Plan;
•	shares subject to a stock-settled SAR awarded under the 2022 Incentive Plan or the Prior Plans; and
•	shares reacquired by the Company on the open market using cash proceeds from the exercise of options awarded under the 2022 Incentive Plan or the Prior Plans.
The number of shares issuable under the 2022 Incentive Plan is subject to adjustment in the event of any subdivision or consolidation of outstanding shares of common stock, declaration of a dividend payable in shares of common stock or other stock split, other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting common stock or any distribution to holders of common stock of securities or property (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends). In each case, the Compensation Committee will make adjustments it deems necessary to preserve the intended benefits under the 2022 Incentive Plan.
Award Limits. The 2022 Incentive Plan imposes the following limitations, subject to adjustment as provided for in the 2022 Incentive Plan:·
•	Stock options and SARs. The maximum aggregate number of shares of common stock for which stock options or SARs may be granted to any participant in any calendar year shall be 1,500,000.
•
Restricted Stock, RSUs, and Stock-Based Performance Grants . The maximum aggregate number of shares of common stock that may be delivered to any participant in any calendar year under awards of restricted stock, RSUs, or stock-based Performance Grants shall be 1,000,000 determined as of the date of delivery.

•	Cash-Based Performance Grants. The maximum aggregate amount that may be paid to any participant in any calendar year under cash-based Performance Grants shall be $20,000,000.
•
Dividends or Dividend Equivalents on Stock-Based Performance Grants. The maximum aggregate amount that may be paid to any participant in any calendar year as a dividend or dividend equivalent on a stock-based Performance Grant shall be $5,000,000.

•	ISOs. The maximum number of shares of common stock for which awards may be granted pursuant to ISOs shall be 5,550,000.
•
Non-Employee Directors. The maximum compensation paid to a non-employee director in any fiscal year, including the grant date fair market value of all awards under the 2022 Incentive Plan and any cash fees paid to such non-employee director in respect of such director’s service as a member of the Board during such fiscal year (including service as a member or chair of any committees of the Board), shall not exceed $750,000.

Nonqualified Stock Options. The 2022 Incentive Plan provides for the granting of NSOs to any of our directors or employees. The Compensation Committee shall determine the number of shares subject to the NSO as well as its terms and conditions, provided that (i) other than in the case of substitute awards, the exercise price of each NSO will not be less than the closing sales price of our common stock on the date of grant (“Grant Date Fair Market Value”), (ii) each NSO will expire no more than ten years from the date of the grant, and (iii) a participant will have no rights of a stockholder prior to the date it is settled in shares of common stock.
Unless our Compensation Committee otherwise determines, the option period for an NSO will expire upon forfeiture or the earliest of: (1) ten years after the date of grant; (2) three months after termination of employment for any reason other than cause, death, disability or retirement; (3) three months after a non-employee director’s termination as a board member for any reason other than cause, death, disability or retirement; (4) immediately upon termination of employment or service on the board of directors for cause; or (5) twelve months after termination of employment or service on the board on account of death, disability or retirement. At the discretion of the Compensation Committee, these periods may be tolled during any period in which the exercise would violate applicable law. The 2022 Incentive Plan shall not pay or accrue dividends or dividend equivalents on NSOs.
Incentive Stock Options. The 2022 Incentive Plan provides for the granting of ISOs to any of our employees. The Compensation Committee shall determine the number of shares subject to an ISO as well as its terms and conditions, provided that (i) other than in the case of substitute awards, the exercise price of each ISO will not be less than the Grant Date Fair Market Value and, if the ISO is granted to an employee who owns more than 10% of our outstanding voting securities (a “Significant Stockholder”), the exercise price will be 110% of the Grant Date Fair Market Value, (ii) each ISO will expire no more than ten years from the date of the grant, unless the ISO is granted to a Significant Stockholder, in which case it will expire no later than five years from the date of grant, and (iii) a participant will have no rights of a stockholder prior to the date it is settled in shares of common stock. In the event that the aggregate fair market value (determined at the time of grant) of the shares of common stock with respect to which ISOs are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) exceeds $100,000, the portion of the ISO that exceeds this limit will be converted into an NSO.
Unless our Compensation Committee otherwise determines, the option period for an ISO will expire upon forfeiture or the earliest of: (1) ten years after the date of grant (five years in the case of a Significant Stockholder); (2) three months after termination of employment for any reason other than cause or disability; (3) immediately upon termination of employment for cause; or (4) twelve months after disability. The 2022 Incentive Plan shall not pay or accrue dividends or dividend equivalents on ISOs.
Stock Appreciation Rights. The 2022 Incentive Plan provides for the granting of SARs to any director or employee. An SAR will entitle the participant to surrender any then exercisable portion of the SAR, and in exchange, receive a number of shares of common stock with a fair market value equal to the product of (1) the excess of the closing sales price of our common stock on the date of surrender over the Grant Date Fair Market Value, and (2) the number of shares of common stock subject to such SAR. SARs may be exercisable during a period established by our Compensation Committee. The Compensation Committee may allow participants to be paid in cash instead of shares of common stock. The 2022 Incentive Plan shall not pay or accrue dividends or dividend equivalents on SARs.
Restricted Stock. The 2022 Incentive Plan permits the granting of awards of shares of restricted stock to any director or employee. Awards of shares of restricted stock may be issued without payment. Upon completion of a vesting period, if any, and the fulfillment of any required conditions, restrictions upon the shares of restricted stock expire and new certificates representing unrestricted shares of common stock are issued to the participant. Generally, the holder of restricted stock will have the right to vote the shares. The Compensation Committee may provide that restricted stock shall earn dividends or dividend equivalents, subject to such terms, conditions, limitations and restrictions as the Compensation Committee may establish; provided that any dividends or dividend equivalents will not be payable unless and until, and only to the extent that, all conditions applicable to the restricted stock award have been achieved or satisfied, including but not limited to any service conditions or performance goals.
Restricted Stock Units. The 2022 Incentive Plan permits the granting of awards of RSUs to any director or employee. In the case of an award of RSUs, no shares of common stock or other property will be issued at the time the award is granted. Upon the lapse or waiver of restrictions and the restricted period relating to RSUs, the award shall be settled and such settlement may be made in shares of common stock, cash or a combination, as provided in the award agreement. The Compensation Committee may provide that RSUs shall earn dividends or dividend equivalents, subject to such terms, conditions, limitations and restrictions as the Compensation Committee may establish. For all RSUs, any dividends or dividend equivalents will not be payable unless and until, and only to the extent that, all conditions applicable to the award have been achieved or satisfied, including but not limited to any service conditions or performance goals.
Cash-Based Performance Grants. The 2022 Incentive Plan permits the granting of awards of cash-based Performance Grants to any director or employee. Each cash-based Performance Grant shall have an initial value equal to a dollar amount determined by the Compensation Committee. The Compensation Committee shall set performance goals that, depending on the level of achievement, shall determine the level of payment to be settled and paid to the participant. A cash-based Performance Grant shall be settled in cash or in shares of common stock or in a combination thereof, as specified in the applicable award agreement.
Stock-Based Performance Grants. Our Compensation Committee may grant awards, including restricted stock and RSUs, that are subject to the achievement of performance goals.
Following the completion of each performance period, our Compensation Committee will certify whether the applicable performance goals have been achieved for the performance period. No award or portion of an award that is subject to the satisfaction of any condition will be considered to be earned or vested unless our Compensation Committee certifies that the conditions to which the distribution, earning or vesting of the award is subject have been achieved, such certification to be reflected in the corporate records of the Compensation Committee.
The payment of Performance Grants under the 2022 Incentive Plan will be based upon the participant attaining performance goals related to one or more performance criteria selected by our Compensation Committee from among the following measures: (1) book value or book value per share; (2) stock price (including growth in price or total stockholder return); (3) sales (including net or gross, reflected in dollars or volume); (4) cash flow (including funds from operations); (5) operating income; (6) gross or net income; (7) pre-tax income; (8) earnings (either in the aggregate or on a per-share basis); (9) earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization before taxes (including EBIT and EBITDA); (10) economic value added; (11) expenses/costs; (12) gross or net margins; (13) gross or net profits; (14) gross or net revenues; (15) return measures (including return on net sales, return on assets or net assets, return on equity, return on investment, return on capital employed, return on invested capital, gross profit return on investment, gross margin return on investment, cash flow returns); (16) market share; (17) debt measures (including debt service or debt leverage); (18) profitability ratios; (19) working capital; (20) operational performance measures (including productivity, safety, product lines, product development, sales results, economic value added, cost reduction measures, customer service or satisfaction, employee satisfaction or strategic innovation); (21) transactions relating to acquisitions or divestitures; (22) assets; (23) financings; (24) market capitalization; (25) measures of personal targets, goals or objectives; (26) attainment of environmental, social, and governance performance measures; or (27) other performance measures and criteria as determined by the Compensation Committee.
The performance criteria may (i) relate to the performance of Methode or any subsidiary or affiliate as a whole or any business unit or division of Methode or any subsidiary or affiliate or any combination thereof, (ii) be compared to the performance of one or more other companies, or published or special index, (iii) be absolute or based on change in the performance criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) be based on U.S. generally accepted accounting principles (“GAAP”) or non-GAAP calculations; (v) relate to or be compared to one or more other performance criteria, or (vi) any combination of the foregoing.
The Compensation Committee shall have the authority to adjust the performance goals (either up or down) and the level of the Performance Grant that a participant may earn based on and in order to appropriately reflect any of the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) any change in the Company’s fiscal year; (vi) circumstances that impact the Company’s financial performance that are outside of the control of the Company, such as acts of God; earthquakes; fires; floods; severe weather events; natural or manmade disasters; wars; civil or military disturbances; acts of terrorism; sabotage; embargoes; martial law; acts of civil or military authorities; political unrest; riots; global economic events; strikes; labor disputes; lockouts; epidemics; or pandemics; or (vii) unforeseen impacts related to mergers, acquisitions and divestitures.
Vesting. Awards (other than cash-based awards) to employees are subject to a minimum vesting requirement of one year. The minimum vesting requirement is not applicable in the event substitute awards are granted in connection with awards that are assumed, converted, or substituted as a result of a merger or similar transaction, shares are delivered in lieu of fully-vested cash obligations, awards to non-employee members of the Board of Directors, awards granted to new employees as a replacement and/or as an inducement. The 2022 Incentive Plan also includes a carve-out from the minimum vesting requirements for awards to employees for up to five percent (5%) of the number of shares authorized for issuance under the 2022 Incentive Plan. The minimum vesting restriction does not apply to the Committee Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change of control, in the terms of the award agreement or otherwise.
Unless our Compensation Committee provides otherwise in the award agreement, the following vesting provisions shall apply:
•	option awards will generally vest 33 1/3% after one year, 66 2/3% after two years and 100% after three years;
•
if a participant’s employment is terminated due to death or disability, all awards shall become vested and for this purpose, the target level of performance shall be deemed to have been achieved under all Performance Grants;

•
if an employee’s employment is terminated due to retirement on or after such participant’s sixty-fifth birthday or retirement on or after his or her fifty-fifth birthday with consent of the Compensation Committee then, (i) all Performance Grants shall, as of the end of the performance period, vest based on actual performance on a pro rata basis based on the date of termination, and (ii) all time-based awards shall vest pro rata based on the month of termination; and

•	awards to non-employee directors will become fully vested if the individual ceases to be a director for any reason, other than removal for cause.
Except as provided below in connection with a change of control, if a participant’s employment terminates for any other reason, in general, any awards that are not yet vested are immediately and automatically forfeited; provided, however, that in certain circumstances, the Compensation Committee has the discretion to take such action as it deems equitable or in the best interests of Methode, including fully vesting an award.
Change of Control. Unless our Compensation Committee provides otherwise in the award agreement, the following provisions shall apply in the event of a change of control:
•
The successor entity may elect to continue, assume or replace some or all outstanding awards, provided that in such case, either (i) appropriate adjustments are made to the number and type of securities subject to the award and the applicable exercise prices to preserve the intrinsic values of the awards, or (ii) the participant receives a comparable equity-based award that preserves the intrinsic value of the award and provides for a vesting or exercisability schedule that is the same as or more favorable as the original award.

•	If awards are continued, assumed or replaced, and if within twenty-four (24) months after the change of control a participant experiences an involuntary termination of employment without cause, then

(i) unvested stock options and SARs shall immediately become exercisable in full and (ii) unvested restricted stock awards, RSUs and Performance Grants will become immediately vested and non-forfeitable. For purposes of (ii), the target level of performance shall be deemed to have been achieved under all performance-based awards.
•
If outstanding awards are not continued, assumed or replaced, then (i) unvested stock options and SARs shall immediately become exercisable in full and (ii) unvested restricted stock awards, RSUs and Performance Grants will become immediately vested and non-forfeitable. For purposes of (ii), the target level of performance shall be deemed to have been achieved under all performance-based awards.

Under the 2022 Incentive Plan, the following events shall constitute a change of control: (i) subject to certain exceptions, any person or entity becomes the beneficial owner of more than 50% of the total voting power of common stock then outstanding; (ii) a majority of the members of Methode’s board of directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the board; (iii) a merger, consolidation or similar transaction where Methode’s stockholders immediately prior to such transaction do not own more than 50% of the combined voting power of the surviving entity or its parent, in each case, in substantially the same proportion as the ownership of Methode’s stockholders prior to such transaction; or (iv) the consummation of a sale, transfer or liquidation of all or substantially all of the assets of Methode and its subsidiaries.
Clawbacks. Awards granted under the 2022 Incentive Plan are subject to the terms of Methode’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law. As of the effective date of the 2022 Incentive Plan, the Company’s policy provides that in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with the provisions of Section 10D of the Exchange Act and the rules and regulations adopted by the New York Stock Exchange in compliance therewith, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from any current or former executive officer of the Company who received incentive compensation during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, determined by the Committee to be in excess of what would have been paid to the executive officer under the accounting restatement. In addition, the Company shall recover from the relevant executive officers any incentive compensation recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.
Funding. In general, Methode is not required to establish trusts or purchase or segregate assets in a manner that would provide the participants with any rights that are greater than those of a general creditor of Methode.
Withholding Taxes. The Company and its affiliates are entitled to deduct from other compensation payable to a participant any required amount to be withheld by any federal, state, local, or foreign tax law. Unless otherwise determined by the Compensation Committee, the Company may permit or require a participant to pay all or a portion of such taxes by paying Methode directly by cash or check, or by having Methode withhold shares, tendering back shares or delivering other previously acquired shares having a fair market value approximately equal to the amount to be withheld.
Federal Tax Consequences. The following brief description of the tax consequences of awards under the 2022 Incentive Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences.
Incentive Stock Options. A grantee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the grantee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the grantee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and we are not entitled to a federal income tax deduction. The exercise of an ISO may in some cases trigger liability for the alternative minimum tax. If a grantee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant (a “disqualifying disposition”), the grantee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the grantee has held the ISO shares prior to disposition. In the year of a disqualifying disposition, we receive a federal income tax deduction in an amount equal to the ordinary income that the grantee recognizes as a result of the disposition.

Nonqualified Stock Options. A grantee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such option, the grantee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. We receive an income tax deduction in an amount equal to the ordinary income that the grantee recognizes upon the exercise of the NSO.
Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. A participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).
Other Awards. In the case of an exercise of an SAR or an award of RSUs or Performance Grants, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.
Amendment; Termination. Generally, our board of directors may amend the 2022 Incentive Plan at any time, but may not materially adversely affect the rights of participants with respect to any outstanding awards without the consent of participants. Notwithstanding the foregoing, to the extent required by stock exchange rules or other applicable rules or regulation, our board will seek approval of our stockholders before amendment of the 2022 Incentive Plan (e.g., if our board wishes to increase the limitations on the shares available under the 2022 Incentive Plan, it will seek approval of our stockholders). Our board may not amend the provision of the 2022 Incentive Plan that requires stockholder approval before repricing an award or amending the non-employee director fiscal year compensation limit. The 2022 Incentive Plan will terminate ten years after its adoption by our board of directors; provided, however, that our board of directors may terminate the 2022 Incentive Plan at any time.
New Plan Benefits. All awards to be granted in the future under the 2022 Incentive Plan are at the discretion of the Compensation Committee. As of April 30, 2022, there were 464,206 cash-based Performance Units outstanding under the 2014 Incentive Plan (the “Performance Units”). The Compensation Committee has the discretion to provide that these Performance Units be settled in shares of common stock issued under the 2022 Incentive Plan instead of cash.
In July 2022, the Compensation Committee granted performance-based restricted stock (“RSAs”), time-based restricted stock units (“RSUs”) and a cash-based performance grant to certain non-executive members of management, subject to stockholder approval of the 2022 Incentive Plan. If the 2022 Incentive Plan is approved by the stockholders, the number of RSAs and RSUs subject to these awards will be determined based on the average daily closing stock price of the Company’s common stock from May 1, 2022 to September 14, 2022.
The table below sets forth the aggregate value of the cash-based performance grants and an estimate of the aggregate number of RSAs and RSUs subject to these contingent awards based on the average daily closing stock price of the Company’s common stock from May 1, 2022 to July 18, 2022.
NEW PLAN BENEFITS – 2022 INCENTIVE PLAN
Name and Position	Dollar Value ($)	Number of Units
Non-Executive Officer Employee Group	435,000	42,335
It is otherwise not possible to determine the benefits or the amounts to be received under the 2022 Incentive Plan by Methode’s directors or employees.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE METHODE ELECTRONICS, INC. 2022 OMNIBUS INCENTIVE PLAN.

Equity Compensation Plan Information
The following table provides information about our equity compensation plans as of April 30, 2022. All outstanding awards relate to our common stock. Shares issued under all of the following plans may be from our treasury, newly issued or both.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,942,759	$37.01	112,255
Equity compensation plans not approved by security holders	—	—	—
Total	1,942,759	$37.01	112,255
(1)
The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock awards and restricted stock units, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

PROPOSAL THREE
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected EY to serve as our independent registered public accounting firm for the fiscal year ending April 29, 2023, subject to ratification of the selection by our stockholders. EY has served as our independent registered public accounting firm for many years and is considered to be well qualified.
Representatives of EY will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
If our stockholders do not ratify the selection of EY, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL FOUR
ADVISORY APPROVAL OF METHODE’S EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, commonly known as a “say-on-pay” vote.
At our 2017 Annual Meeting of Stockholders, we recommended, and our stockholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. The next required vote on frequency will occur at our 2023 Annual Meeting of Stockholders.
As described under “Compensation Discussion and Analysis,” we seek to align the interests of our executives with the interests of our stockholders and reward performance.
The advisory vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement. The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and our Compensation Committee will consider the outcome of the vote when making decisions concerning executive compensation.
We ask our stockholders to approve the following resolution:
“RESOLVED, that the compensation of Methode’s named executive officers, as disclosed in Methode’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby approved.”
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Ms. Bobek, Ms. Lindsey, Mr. Schwabero and Mr. Skatoff as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended April 30, 2022 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
Our independent registered public accounting firm, EY, was responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report of the results. Our Audit Committee reviewed and discussed with EY the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the PCAOB.
Our Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Committee concerning independence and has discussed with EY the firm’s independence from management and Methode and considered the compatibility of non-audit services with the firm’s independence.
Our Audit Committee discussed with our internal auditors and EY the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2022 filed with the SEC.
AUDIT COMMITTEE
Mary A. Lindsey (Chair)
Therese M. Bobek
Janie Goddard
Angelo V. Pantaleo
Mark D. Schwabero
Lawrence B. Skatoff

Auditing and Related Fees
Our Audit Committee engaged EY to examine our consolidated financial statements for the fiscal year ended April 30, 2022. Fees paid to EY for services performed during fiscal 2021 and 2022 were as follows:
	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$2,497,813	$2,775,303
Audit-Related Fees	—	—
Tax Fees(2)	$33,234	$32,261
All Other Fees	—	—
Total	$2,531,047	$2,807,564
(1)
Audit fees represent aggregate fees billed for professional services rendered by EY for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees primarily include fees for consultations regarding intercompany transfer pricing.
Pre-Approval Policy
Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by EY and shall not engage EY to perform non-audit services proscribed by law or regulation. In fiscal 2022, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the key components of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2022. Our fiscal 2022 named executive officers included Donald W. Duda, President and Chief Executive Officer; Ronald L.G. Tsoumas, Chief Financial Officer; Joseph E. Khoury, Chief Operating Officer; Andrea J. Barry, Chief Administrative Officer and Chief Human Resources Officer; and Kevin M. Martin, Vice President, North America. Ms. Barry was promoted to Chief Administrative Officer in January 2022.
Executive Summary
Our Business. We are a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.
Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.
We strive to create a company with a diverse customer base, high and consistent cash flow, and a strong balance sheet. We are committed to world class manufacturing quality, and our global footprint puts us in close proximity to key markets and customers.
In fiscal 2022, we continued to capitalize on key market trends, such as new business focused on electric and hybrid vehicles (EVs) and LED lighting solutions. In the EV market, our combination of user interface, LED lighting and power distribution solutions positions us well for continued growth. In fiscal 2022, EV product applications comprised approximately 17% of our net sales..
We employ a balanced and growth-focused capital allocation strategy. We maintain a strong balance sheet and pay down indebtedness when appropriate to reduce leverage. We return capital to our stockholders through dividends and our stock buyback program. As of April 30, 2022, we had executed over $70 million of our $100 million stock buyback authorization. In June 2022, our Board authorized the purchase of an additional $100 million of the Company’s common stock, bringing the total program authorization to $200 million. We invest in organic growth through R&D and capital expenditures. We actively seek accretive acquisitions to enhance and grow our businesses.
Our strong commitment to financial management focuses on, among other things, margin expansion through improved product mixes and operational efficiencies, leverage of SG&A on sales volume growth, and reduction of working capital percentage of sales through lean manufacturing.
COVID-19 Pandemic. The COVID-19 pandemic and the ongoing measures to reduce its spread have negatively impacted the global economy, disrupted consumer and customer demand and global supply chains, and resulted in manufacturing inefficiencies and increased freight costs due to global capacity constraints. We continue to focus on effectively managing the unprecedented challenges and uncertainties of the pandemic on a global basis.
Global Supply Chain Disruptions. In fiscal 2022 we experienced significant business interruptions, including government lockdowns in China, customer shutdowns, increased material and logistics costs, labor shortages, and ongoing challenges related to the worldwide semiconductor supply shortage. Management worked diligently to minimize production and customer issues. The Company strengthened processes to continuously monitor the supply chain to proactively mitigate potential disruptions.
Fiscal 2022 Financial Highlights. Despite the impact from the COVID-19 pandemic and global supply chain disruptions, we reported record fiscal 2022 net sales of almost $1.2 billion, and reported net income of $102.2 million. For fiscal 2022, our quarterly dividend rate was $0.14 per share, and we distributed dividends of $20.6 million to our stockholders. In addition, we purchased 1,425,244 shares of our common stock in fiscal 2022 through our stock buyback program, for an aggregate purchase price of $63.9 million.
Key Compensation Decisions and Highlights. Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our stockholders and appropriately reward our executives for performance against annual and long-term objectives. The key components of the fiscal 2022 compensation program for our named executive officers are salary, an annual performance-based cash bonus, a transition award and an LTI program award. In reviewing fiscal 2022 compensation components, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself.
Salary. In reviewing fiscal 2022 salaries, the Compensation Committee considered relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive retention, promotions, peer comparisons and the Company’s performance. After deliberation, the Compensation Committee increased Mr. Khoury’s base salary by 12%, Mr. Tsoumas’ base salary by 10%, and Mr. Martin’s base salary by 10%. In reviewing the base salary for Ms. Barry, the Compensation Committee also considered her promotion to Executive Vice President and the related increase in responsibilities, and increased her base salary by 35%. Ms. Barry was further promoted to Chief Administrative Officer as of January 1, 2022, and the Compensation Committee increased her base salary by an additional 12% to reflect her new increased responsibilities. The Compensation Committee did not increase Mr. Duda’s base salary for fiscal 2022, but instead increased the target amount payable for his annual performance-based cash bonus opportunity as described below so as to increase the overall percentage of his at-risk compensation. Details regarding these salaries are described below under “Components of Fiscal 2022 Compensation – Salary.”
Annual Performance-Based Cash Bonus. Our named executive officers were awarded annual performance-based cash bonus opportunities for fiscal 2022. The Compensation Committee increased the target amount payable as a percentage of base salary for certain named executive officers as follows: Mr. Duda, from 100% to 135% of salary; Mr. Khoury, from 75% to 100% of salary; and Mr. Tsoumas and Ms. Barry, from 66% to 75% of salary. For Mr. Martin, the target amount payable remained at 66% of base salary. For all named executive officers, the threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. For Mr. Duda, Mr. Khoury, Mr. Tsoumas and Ms. Barry, 70% of the target bonus was based on a pre-tax income measure for the Company, and the remaining portion of the target bonus was based on new business bookings for the Company and/or personal goals. For Mr. Martin, 25% of the target bonus was based on a pre-tax income measure for North American businesses, and the remaining portion of the target bonus was based on new business bookings and personal goals relating primarily to the Company’s North American business. Details regarding these awards are described below under “Components of Fiscal 2022 Compensation – Annual Performance-Based Bonuses.”
Transition Awards. In June 2020, after considering the need to retain management talent in a highly competitive job market in order to transition the Company from the pre-pandemic economy through the extended recovery during exceptional circumstances and to provide a bridge of unvested value for the period between the vesting of the 2015 LTI program awards and the adoption of the 2021 LTI Program, the Compensation Committee granted one-time transition awards to our executive officers. The award is a cash opportunity equal to a multiple of the executive’s fiscal 2021 base salary as follows: Mr. Duda, 2.0 times; Mr. Khoury, 1.75 times; Mr. Tsoumas and Ms. Barry, 1.5 times; and Mr. Martin, 1.25 times. Forty percent (40%) of the transition award was paid on April 30, 2022 and the remaining sixty percent (60%) will be paid on April 29, 2023 if the executive remains employed by the Company. Details regarding these awards are described below under “Components of Fiscal 2022 Compensation – Transition Awards.”
2021 LTI Program. In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”). The Compensation Committee intends for these awards to be the only equity-based awards made to our executive officers during the five-year program period ending on May 3, 2025. This is consistent with our prior programs where no additional equity awards were made to the program participants during the five-year program terms.
The 2021 LTI Program consists of performance-based restricted stock awards (“RSAs”), cash-based performance grants (“Performance Units”) and time-based restricted stock units (“RSUs”). The number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. The RSUs are subject to a five-year vesting period based on continued service with no RSUs vesting prior to the end of fiscal 2023. The Performance Units represent an opportunity for participants to receive a cash payment based on the price of Methode’s common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock. See “Components of Fiscal 2022 Compensation – 2021 LTI Program” below for additional information regarding this program.
Compensation Governance Practices. Our executive compensation program contains the following components and features that are designed to reflect compensation governance best practices and align the interests of our named executive officers and stockholders.
What We Do	•	Provide for a significant amount of compensation that is “at risk” based on performance
	•	Provide an appropriate mix of short-term and long-term compensation
	•	Utilize an independent compensation consultant
	•	Require significant executive officer and director stock ownership
	•	Maintain a “clawback” policy for incentive compensation
	•	Conduct an annual “say-on-pay” advisory vote
	•	Conduct an annual compensation risk assessment
	•	Disclose EBITDA performance measures under our 2021 LTI Program
What We Don’t Do	•	No excessive post-termination benefits
	•	No excise tax gross ups upon change in control
	•	No “single trigger” change of control benefits
	•	No dividends or dividend equivalents on unearned stock awards
	•	No hedging or pledging of our stock by executives or directors
	•	No excessive perquisites
Pay Mix. A significant amount of our named executive officers’ compensation is “at risk” for non-payment if we fail or the executive fails to meet established performance targets. The following charts illustrate the components of fiscal 2022 compensation as a percentage of total target compensation for our Chief Executive Officer and for our other named executive officers as a group. For this purpose, total target compensation is the sum of base salary, target annual performance-based cash bonus opportunity, transition award payment, and one-fifth of the market value of the 2021 LTI Program RSA’s as of the grant date and one-fifth of the grant date fair value of the RSUs. Performance Units are not included as they are only earned for above-target performance; below target performance will yield a zero payout.

Objectives and Measurement Principles
Our executive compensation program supports our objectives of aligning executive incentives with the Company’s strategy and enhancing stockholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:
•	Provide executives with a competitive pay arrangement.
•	Link short-term cash incentive pay to achievement of company objectives, including new business bookings and individual objectives.
•	Link long-term equity incentives to achievement of EBITDA objectives in line with the Company’s strategy.
•
Align executive interests with stockholder interests by providing for capital accumulation through awards of RSAs and RSUs and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process
Our Overall Process. Our Compensation Committee is comprised entirely of independent directors that meet as often as necessary to perform their duties. In fiscal 2022, our Compensation Committee met six times. Our Compensation Committee typically meets with Donald W. Duda, our Chief Executive Officer, and Andrea Barry, our Chief Administrative Officer and Chief Human Resources Officer. The Compensation Committee regularly holds executive sessions without any members of management present.
Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation relative to peers and survey data. Our Compensation Committee also annually reviews company performance relative to peers.
Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding Mr. Duda’s compensation. For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with Ms. Barry, based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.
Role of Compensation Consultant. Since 2013, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided independent executive compensation consulting services to the Compensation Committee. FW Cook is retained by and reports to the Compensation Committee. During fiscal 2022, FW Cook provided the following services:
•	assisted the Compensation Committee in evaluating the linkage between pay and performance;
•	assisted the Compensation Committee in developing a compensation peer group;
•	provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program;
•	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;
•	provided information regarding realizable pay in light of our multi-year LTI Programs;
•
evaluated the Company’s compensation programs and practices in relation to potential compensation risk areas to confirm that the risks inherent in the executive compensation program are not reasonably likely to have a material adverse effect on the Company;

•	assisted the Compensation Committee in its review of the 2022 Omnibus Incentive Plan; and
•	advised the Compensation Committee regarding regulatory, governance, disclosure and other technical matters.

The Compensation Committee reviewed information provided by FW Cook addressing the independence of FW Cook and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FW Cook and its representatives involved in the engagement did not raise any conflict of interest and that FW Cook and such representatives are independent from the Company’s management.
Risk Assessment. The Compensation Committee, together with the Chief Executive Officer and its independent compensation consultant, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Compensation Committee concluded that our fiscal 2022 compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee reviewed the key features of our compensation programs and policies, including the following:
•	The Compensation Committee is independent and utilizes an independent compensation consultant.
•	Compensation for our executive officers represents a balanced mix of short-term, long-term and at-risk compensation.
•	Our short-term incentive programs are designed to avoid an over emphasis on a single performance metric.
•	The maximum amount payable under the annual performance-based cash bonuses is capped at 200% of target.
•	A significant component of our LTI Programs is comprised of equity awards in order to directly align the interests of our executive officers with those of our stockholders.
•	Our stock ownership policy requires significant stock ownership by our executive officers and directors.
•	Our Incentive Compensation Recoupment Policy requires us to recover incentive-based compensation in the event we restate our financial statements due to material noncompliance.
•	Executive officers and directors are prohibited from pledging and hedging our common stock.
•	The Company does not provide excise tax gross-ups.
Say-on-Pay Vote and Stockholder Engagement on Compensation Matters
After nine years of strong stockholder support exceeding 93% every year, our say-on-pay resolution received approximately 54% approval at our 2021 Annual Meeting. In response, we expanded our stockholder outreach program with a focus on understanding stockholder concerns regarding our executive compensation program and practices. We extended an offer to engage on compensation matters to our twenty (20) top stockholders representing nearly 70% of the Company’s outstanding shares. We engaged with five (5) stockholders that accepted our offer representing approximately 23% of our outstanding shares, some of whom voted “For” our say-on-pay resolution and some “Against” such that we had multiple perspectives.

The Company’s engagement team included the Chair of our Compensation Committee, our Chief Administrative Officer, our Vice President of Investor Relations, and our Vice President of Legal Affairs. Through these engagements, we received important feedback regarding our executive compensation program as summarized in the following table along with the Company’s response to the feedback.
Stockholder Feedback		Company Response
2021 LTI Program Expiring in 2025
•	Noted the reduced flexibility with a front-loaded, 5-year plan
At the time a new long-term equity program is reviewed, the Compensation Committee will consider this feedback in establishing the new program terms and conditions, including the plan term and performance metrics.

•	Suggested the Committee consider the use of multiple metrics, including a relative metric, as opposed to a single metric
2021 Transition Awards
•	Questioned the use of a special cash award	The Compensation Committee reaffirmed its intention to only make special cash awards in rare, exceptional and limited circumstances as was the case with the Transition Awards.
•	Expressed a preference for equity awards with a performance feature
2021 Annual Bonus New Sales Bookings Goal
•	Noted that the performance goal was set below the prior year performance
The Committee has and will continue to review the performance metrics used and target goals to be achieved under the annual bonus program and confirm that they continue to motivate performance and reward results that align with the interests of our stockholders.
For fiscal 2023, the target performance goal for new sales bookings was set above fiscal 2022 actual performance.

Significant Policies and Procedures
Stock Ownership Guidelines. Our Compensation Committee considers stock ownership by management and the directors to be an important means of linking their interests with those of our stockholders. The guidelines for stock ownership as a multiple of executive officers’ base salaries are as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Chief Operating Officer	Three times salary
Other Executive Officers	Two times salary
Vested and unvested RSUs are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our named executive officers were in compliance with our stock ownership guidelines for fiscal 2022, subject to the phase-in-period for new appointments and promotions.
Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.

Market Benchmarking and Positioning of Fiscal 2022 Executive Compensation
We strive to provide compensation opportunities that are market competitive. In order to assist the Compensation Committee in achieving this objective for fiscal 2022, FW Cook was retained to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each component of our compensation program.
The peer group used for benchmarking purposes in setting fiscal 2022 compensation was selected using the following criteria:
•	Size as measured by revenue – we generally targeted companies with revenue one-third to three times our annual revenue.
•	Size as measured by market capitalization – we generally targeted companies with market capitalization one-fourth to four times our market capitalization.
•	Similar-type businesses – we generally targeted companies that are multinational, compete against us for talent and engage in businesses with similar technology, products and markets.
After considering the advice of FW Cook and the Committee’s criteria for the peer group, the Compensation Committee approved using the fiscal 2021 peer group subject to several modifications for fiscal 2022. Delphi Technologies PLC, Kemet Corporation and MTS Systems Corporation were eliminated from the peer group since they had been acquired or were in the process of being acquired. Cooper-Standard Holdings Inc., Fabrinet and Patrick Industries, Inc. were added to the fiscal 2022 peer group. Each of the new peer companies satisfies the Compensation Committee’s criteria for the peer group.
For compensation decisions affecting fiscal 2022 compensation, the peer group included the following companies:
Belden Corporation	Franklin Electric Company. Inc	Patrick Industries, Inc.
Benchmark Electronics, Inc.	Gentherm Incorporated	Rogers Corporation
Cooper-Standard Holdings Inc	LCI Industries	Stoneridge, Inc.
CTS Corporation	Littelfuse, Inc.	TTM Technologies, Inc.
Fabrinet	OSI Systems, Inc.	Visteon Corporation
In benchmarking our compensation program for fiscal 2022, the Compensation Committee also reviewed information compiled by FW Cook from major third-party executive pay surveys.
As a general policy, we targeted fiscal 2022 executive officer total compensation (salary, annual cash bonus, and long-term incentive compensation), within the median range of competitive practice. In making benchmarking determinations for fiscal 2022 compensation, the analysis assumed that each executive would achieve the target level of performance under the annual performance-based bonuses and RSA awards. In valuing the RSA and RSU awards outstanding under the 2021 LTI Program, the Compensation Committee included one-fifth of the market value of the RSA’s as of the grant date and one-fifth of the grant date fair value of the RSUs. Performance Units are not included as they are only earned for above-target performance and the Transition Awards are not included as they are one-time awards made in exceptional circumstances.
In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance, experience and strategic value of each executive, retention issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure, promotions, and industry conditions. In addition, the Compensation Committee considered Mr. Duda’s longevity and extensive service to the Company as our Chief Executive Officer for over fifteen years and his significant accomplishments. These and other factors may affect whether one or more of the compensation components for any of our executive officers is set above or below the median of competitive practice. In addition, annual cash bonus and long-term incentive compensation for one or more of our executive officers could be above or below this target range depending on the amounts earned under the performance-based awards.

Components of Fiscal 2022 Compensation
Each component of our compensation program is designed to help achieve our compensation objectives and to contribute to a compensation package that is competitive and appropriately rewards our executives for performance against annual and long-term performance objectives. Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail, or the executive fails, to meet performance targets. Our annual performance-based bonuses and the RSA and Performance Unit awards under the 2021 LTI Program constitute variable compensation.
The table below sets forth details regarding the key components of our fiscal 2022 compensation program.
Component	Purpose
Salary	Attract, retain and motivate highly qualified executives.
Annual Performance-Based Bonuses	Provide a cash reward for contributing to the achievement of our short-term company objectives, and in certain cases, individual objectives.
Transition Bonuses
One-time awards in exceptional circumstances during fiscal 2021 that seek to retain key members of management in a highly competitive job market over multiple years in order to transition the Company from the pre-pandemic economy through the recovery.

LTI Program Awards	Focus the executive’s efforts on our long-term performance, encourage significant ownership of our common stock and assist in retention.
Other Benefits and Perquisites	Provide competitive levels of health and welfare protection and retirement and savings programs.
Salary. Our Compensation Committee establishes salaries on an annual basis taking into account the guideline benchmark range. In reviewing fiscal 2022 salaries for our named executive officers, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. The Compensation Committee also considered other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive retention, promotions, peer comparisons and the Company’s performance. After deliberation, the Compensation Committee increased Mr. Khoury’s base salary by 12%, Mr. Tsoumas’ base salary by 10%, and Mr. Martin’s base salary by 10%. In reviewing the base salary for Ms. Barry, the Compensation Committee also considered her promotion to Executive Vice President and the related increase in responsibilities, and increased her base salary by 35%. Ms. Barry was further promoted to Chief Administrative Officer as of January 1, 2022, and the Compensation Committee increased her base salary by an additional 12% to reflect her new increased responsibilities. The Compensation Committee did not increase Mr. Duda’s base salary for fiscal 2022, but instead increased the target amount payable for his annual performance-based cash bonus opportunity as described below so as to increase the overall percentage of his at-risk compensation.
Annual Performance-Based Bonuses. Our Compensation Committee established fiscal 2022 annual performance-based cash bonus opportunities for our executive officers after considering the guideline benchmark target, the individual performance and experience of each executive, retention issues, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. In setting the performance measures for each executive, our Compensation Committee considered, among other matters, the Company’s strategy, the fiscal 2022 operating budget and general economic conditions. The performance levels for the pre-tax income measures were based on our fiscal 2022 operating budget. The performance levels for the new business bookings measures were established based on the probability of securing bookings for the projected annual business opportunities offered by our customers based on their product development cycles. The new business bookings performance levels are not established based on year-over-year growth as our opportunities are based on customer product development cycles which vary significantly from year to year.
The Compensation Committee increased the target amount payable as a percentage of base salary for certain named executive officers as follows: Mr. Duda, from 100% to 135% of salary; Mr. Khoury, from 75% to 100% of salary; and Mr. Tsoumas and Ms. Barry, from 66% to 75% of salary. For Mr. Martin, the target amount payable remained at 66% of base salary. For all named executive officers, the threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance, which aligns with competitive practice among our peer group.
Set forth below is an outline of the annual performance-based cash bonus awards for fiscal 2022.
Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Donald W. Duda	$1,056,780
(1) Achieve consolidated pre-tax income of $149.0 million (threshold), $165.6 million (target) and $182.2 million (maximum), with $369,873, $739,746 and $1,479,492 payable at threshold, target and maximum, respectively. The challenges of the COVID-19 pandemic and global supply chain disruptions had a substantial negative impact on the Company’s financial results and the Company achieved pre-tax income below the threshold level of performance.

(2) Secure new business bookings with a minimum pre-tax margin. The performance levels for such new business were $128.4 million (threshold), $142.7 million (target) and $157.0 million (maximum), with $158,517, $317,034 and $634,068 payable at threshold, target and maximum, respectively. The Company booked $208.4 million for such new business and Mr. Duda earned the maximum amount payable.
			$634,068
Ronald L.G. Tsoumas	$339,900
(1) Achieve consolidated pre-tax income of $149.0 million (threshold), $165.6 million (target) and $182.2 million (maximum), with $118,965, $237,930 and $475,860 payable at threshold, target and maximum, respectively. The challenges of the COVID-19 pandemic and global supply chain disruptions had a substantial negative impact on the Company’s financial results and the Company achieved pre-tax income below the threshold level of performance.

(2) Achieve at least one of the following objectives: (a) fully implement a shared services structure in certain of the Company’s geographic areas to the satisfaction of the Chief Executive Officer and the Chair of the Audit Committee; and (b) implement Phase II of the Enterprise Risk Management (ERM) Program including development of a formal ERM policy, to the satisfaction of the Chief Executive Officer and the Nominating and Governance Committee. No bonus is earned if neither objective is achieved; the target bonus of $101,970 is earned if one of these objectives is achieved; and the maximum bonus of $203,940 is earned if both objectives are achieved. Mr. Tsoumas achieved objective (a) and earned $101,970. With respect to objective (b), although a formal ERM policy was not finalized during the period, after considering the significant progress made on developing the ERM Program, the Compensation Committee agreed that if Phase II of the ERM Program, including the development of an ERM framework, is implemented by September 2022 to the satisfaction of the Chief Executive Officer and the Nominating and Governance Committee, Mr. Tsoumas will be paid $101,970.
			$101,970

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Joseph E. Khoury	$500,192
(1) Achieve consolidated pre-tax income of $149.0 million (threshold), $165.6 million (target) and $182.2 million (maximum), with $175,067, $350,134 and $700,269 payable at threshold, target and maximum, respectively. The challenges of the COVID-19 pandemic and global supply chain disruptions had a substantial negative impact on the Company’s financial results and the Company achieved pre-tax income below the threshold level of performance.

(2) Secure new business bookings with a minimum pre-tax margin. The performance levels for such new business were $128.4 million (threshold), $142.7 million (target) and $157.0 million (maximum), with $75,029, $150,058 and $300,115 payable at threshold, target and maximum, respectively. The Company booked $208.4 million for such new business and Mr. Khoury earned the maximum amount payable.
			$300,115
Andrea J. Barry	$348,750
(1) Achieve consolidated pre-tax income of $149.0 million (threshold), $165.6 million (target) and $182.2 million (maximum), with $122,063, $244,125 and $488,250 payable at threshold, target and maximum, respectively. The challenges of the COVID-19 pandemic and global supply chain disruptions had a substantial negative impact on the Company’s financial results and the Company achieved pre-tax income below the threshold level of performance.

(2) Ensure that sales/marketing are properly staffed and sales/performance goals are appropriately set in order to position the Company to secure new business bookings with a minimum pre-tax margin. The performance levels for such new business were $128.4 million (threshold), $142.7 million (target) and $157.0 million (maximum), with $26,157, $52,313 and $104,625 payable at threshold, target and maximum, respectively. The Company booked $208.4 million for such new business and Ms. Barry earned the maximum amount payable.

(3) Achieve at least one of the following objectives: (a) complete the implementation of the Workday HRIS system for all facilities in Europe and Egypt to the satisfaction of the Chief Executive Officer; and (b) implement the succession management and talent review process down to the director level on a global basis to the satisfaction of the Chief Executive Officer. No bonus is earned if neither objective is achieved; the target bonus of $52,313 is earned if one of these objectives is achieved; and the maximum bonus of $104,625 is earned if both objectives are achieved. Ms. Barry achieved both objectives and earned the maximum amount payable.
			$209,250

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Kevin M. Martin	$239,580
(1) Secure new business bookings for certain business in North America with a minimum pre-tax margin. The performance levels for such new business were $73.0 million (threshold), $81.1 million (target) and $89.2 million (maximum), with $35,937, $71,874 and $143,748 payable at threshold, target and maximum, respectively. A total of $82.1 million of such new business was booked, and Mr. Martin earned $80,565.

(2) Secure new business bookings for certain business in North America with a minimum pre-tax margin. The performance levels for such new business were $39.4 million (threshold), $43.8 million (target) and $48.2 million (maximum), with $35,937, $71,874 and $143,748 payable at threshold, target and maximum, respectively. A total of $51.7 million of such new business was booked, and Mr. Martin earned the maximum amount payable.

(3) Achieve consolidated pre-tax income for the North American businesses of $116.5 million (threshold), $129.4 million (target) and $142.3 million (maximum), with $29,948, $59,895 and $119,790 payable at threshold, target and maximum, respectively. The challenges of the COVID-19 pandemic and global supply chain disruptions had a substantial negative impact on the Company’s financial results and the Company achieved pre-tax income for the North American businesses below the threshold level of performance.

(4) Achieve at least one of the following objectives: (a) implement Material Resource Planning MRP/CMS/AMS at all Grakon facilities globally to the satisfaction of the Chief Operating Officer and the Chief Executive Officer; and (b) centralize Material Planning and Logistics (MP&L) into Mexico to serve North American EDI to the satisfaction of the Chief Operating Officer and the Chief Executive Officer. No bonus is earned if neither objective is achieved; the target bonus of $35,937 is earned if one of these objectives is achieved; and the maximum bonus of $71,874 is earned if both objectives are achieved. Mr. Martin achieved both objectives and earned the maximum amount payable.
			$296,187
*	Payouts are interpolated for performance falling between established performance objectives.
Transition Awards. In June 2020, after considering the need to retain management talent in a highly competitive job market in order to transition the Company from the pre-pandemic economy through the extended recovery under exceptional circumstances and to provide a bridge of unvested value for the period between the vesting of the 2015 LTI program awards and the adoption of the 2021 LTI Program, the Compensation Committee granted one-time transition awards to our named executive officers. The award is a cash opportunity equal to a multiple of the executive’s fiscal 2021 base salary as follows: Mr. Duda, 2.0 times; Mr. Khoury, 1.75 times; Mr. Tsoumas and Ms. Barry, 1.5 times; and Mr. Martin, 1.25 times. The Compensation Committee determined that a cash award was appropriate after considering the Company’s cash flow, potential dilution, share preservation, the Company’s robust stock ownership guidelines and current executive stock ownership levels and the hold-until-retirement restricted stock units held by certain members of senior management, including our Chief Executive Officer. Forty percent (40%) of the transition award was paid on April 30, 2022, and sixty percent (60%) will be paid on April 29, 2023, provided the executive remains employed by the Company and maintains satisfactory job performance. If the executive is terminated for cause, resigns or retires prior to April 29, 2023, the executive must repay any transition award amounts paid prior to the termination date. If the executive is terminated without cause, dies or becomes disabled, the executive is entitled to any unpaid portion of the transition award. Additionally, if within two years of a change of control or during a period pending a change of control, the executive is terminated without good cause or the executive voluntarily terminates employment for good reason, the executive is entitled to any unpaid portion of the transition award.
2021 LTI Program. In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”) which consists of performance-based restricted stock awards (“RSAs”), cash-based performance grants (“Performance Units”) and time-based restricted stock units (“RSUs”). The number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The RSUs are subject to a five-year vesting period based on continued service with no RSUs vesting prior to the end of fiscal 2023. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock.
After a comprehensive review of various design alternatives and market practices presented by the Compensation Committee’s independent executive compensation consultant, FW Cook, one of the critical determining factors the Compensation Committee considered in granting another five-year, long-term incentive program was the performance of the two prior five-year, long-term incentive programs which concluded as of the end of fiscal 2015 and fiscal 2020, respectively. Consistent with our prior five-year programs, the Compensation Committee intends these RSAs, Performance Units and RSUs to be the only equity-based awards made to our executive officers during this new five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025.
After careful consideration, the Compensation Committee determined that another five-year program was appropriate after reviewing our stockholders’ strong say-on-pay support of the prior programs, the success of the prior programs, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee considered the potential risks of the 2021 LTI Program and concluded that it does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believed the longer term would focus our executive officers on the Company’s strategic long-term objectives, including the EV market, retain our top executive talent over the period in a highly competitive job market, and foster long-term strategic consistency, teamwork and collaboration among our executive officers.
The Compensation Committee believes the mix of 50% performance-based and 50% time-based awards at target performance supports the Company’s operating performance and retention objectives and is consistent with market practice. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that the Company’s fiscal 2025 EBITDA exceeds target performance for the RSAs in order to provide an additional stretch goal for outperformance. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock.
The Compensation Committee applied EBITDA, as adjusted, as the performance metric for the RSAs and the Performance Units because it is one of the primary operating metrics tracked by the Company and its stockholders. The target EBITDA performance goal set forth below aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. Additionally, the inclusion of EBITDA from accretive acquisitions is in line with the Company’s plans to grow organically and inorganically over the period. The adjustments to EBITDA for acquisitions and divestitures were designed to mitigate unintended windfalls to management for non-accretive acquisitions and to safeguard management from unintended penalties for stockholder-friendly divestitures that negatively impact the fiscal 2025 performance results. For an acquisition to qualify as accretive in fiscal 2025, the EBITDA of the acquired business must exceed the interest expense for the related debt and the net impact on earnings per share must be positive.
In general, the Compensation Committee targeted the 2021 LTI Program awards within the median range of competitive practice, as annualized over the five-year program period. In making these benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under the RSAs and included one-fifth of the market value of the RSA shares and RSUs in these comparative calculations. In determining the size of the award to each of our executive officers, the Compensation Committee also considered other relevant factors, including the individual performance and experience of each executive, internal pay equity and consistency issues, expected future contributions of each executive and historical compensation levels. For Mr. Duda, the Compensation Committee considered his longevity and extensive service to the Company as our Chief Executive Officer for over fifteen years and his significant accomplishments.
The table below sets forth details regarding the target awards to the named executive officers. Consistent with our prior five-year programs, the Compensation Committee intends the RSAs, RSUs and Performance Units to be the only equity-based awards made to our executive officers during this new five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025.
Executive	Number of Shares		Grant Date Market Value
	Target RSAs	RSUs	Target RSAs*	RSUs
Donald W. Duda	375,000	375,000	$10,605,000	$10,605,000
Ronald L.G. Tsoumas	75,500	75,500	$2,135,140	$2,135,140
Joseph E. Khoury	144,000	144,000	$4,072,320	$4,072,320
Andrea J. Barry	52,500	52,500	$1,484,700	$1,484,700
Kevin M. Martin	50,500	50,500	$1,444,805	$1,444,805
*
In accordance with the accounting and SEC disclosure rules, the “Stock Awards” column of the Summary Compensation Table does not include any value attributable to the RSAs. For financial statement reporting purposes and based on the accounting rules, the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. As noted above, the fiscal 2025 EBITDA target performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for organic and inorganic growth during the five-year program period and includes EBITDA from accretive acquisitions.

The table below sets forth details regarding the awards to the named executive officers for above-target performance.
Executive	Maximum Number of Performance Units*
Donald W. Duda	187,500
Ronald L.G. Tsoumas	37,750
Joseph E. Khoury	72,000
Andrea J. Barry	26,250
Kevin M. Martin	25,250
*	Only earned in the event the Company’s fiscal 2025 EBITDA exceeds the RSA target performance goal.
RSAs. The RSAs may be earned based on the Company’s fiscal 2025 performance relative to established goals for threshold and target performance. The executives will not earn any shares of RSAs if threshold performance is not met. Performance will be based on Methode’s EBITDA for fiscal 2025, subject to certain adjustments, including adjustments for non-accretive acquisitions and divestitures.
The performance goals and corresponding percentages of RSAs eligible to be earned by these executives are set forth below. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period.
Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of RSAs Earned*
Threshold Performance	$270 million	50%
Target Performance	$300 million	100%
*	Payouts are interpolated for performance falling between the threshold and target performance measures.
Dividends will not be paid on the RSAs until the shares have been earned. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.
In the event of an executive’s death or disability, the executive will earn all the RSA shares. In general, in the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of RSA shares based on the number of months elapsed since May 2, 2020 (the first day of fiscal 2021), and the Company’s fiscal

2025 EBITDA. If Mr. Duda retires after fiscal 2023, he will remain eligible to earn all the RSA shares subject to the EBITDA achieved in fiscal 2025. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after fiscal 2021 (as defined in the Company’s 2014 Long-Term Incentive Plan), the executive will be eligible to earn a prorated number of RSA shares based on the number of months elapsed since May 2, 2020, and the EBITDA achieved in fiscal 2025.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSAs or (ii) the successor company assumes or replaces the RSAs, and the executive is terminated without cause or resigns for good reason within the next two years, the executive will earn a prorated number of RSA shares. The proration for Messrs. Duda and Martin will be based on the number of months elapsed since the start of fiscal 2021. For Messrs. Tsoumas and Khoury and Ms. Barry, if the change of control or termination occurs in fiscal 2021, the executive will not earn any RSA shares and if it occurs in fiscal 2024 or 2025, the executive will earn all the RSA shares. If the change of control or termination occurs in fiscal 2022 or 2023, the proration for Messrs. Tsoumas and Khoury and Ms. Barry will be based on the number of months elapsed since the start of fiscal 2021.
In accordance with the accounting and SEC disclosure rules, the “Stock Awards” column of the Summary Compensation Table does not include any value attributable to the RSAs. For financial statement reporting purposes and based on the accounting rules, the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. As noted above, the fiscal 2025 EBITDA target performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for organic and inorganic growth during the five-year program period and includes EBITDA from accretive acquisitions.
Performance Units. If the Company’s fiscal 2025 EBITDA exceeds target performance, the executives are eligible to earn Performance Units based on performance relative to goals for target and maximum performance. The performance goals and corresponding percentages of Performance Units eligible to be earned by the executives are set forth below. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period.
Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of Performance Units Earned*
Target Performance	$300 million	0%
Maximum Performance	$330 million	100%
*	Payouts are interpolated for performance falling between the target and maximum performance measures.
The Performance Units will be settled and paid in cash based on the number of Performance Units earned and the price of the Company’s common stock at that time. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of the Company’s common stock instead of cash.
Dividend equivalents will not be paid on any Performance Units settled in cash. If the Performance Units are settled in common stock, then the executives will be entitled to a dividend equivalent payment based on the dividends declared during the period between the date of the Committee’s decision to settle the Performance Units in common stock and the end of the restricted period, and the number of Performance Units earned. Dividend equivalents will not be paid on any Performance Units that are not earned.
In the event of an executive’s death or disability, or a change in control of the Company, all the Performance Units will be forfeited to the Company. In general, in the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021 and the Company’s fiscal 2025 EBITDA. If Mr. Duda retires after fiscal 2023, he will be eligible to earn all the Performance Units subject to the fiscal 2025 EBITDA achieved. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after fiscal 2021, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021, and the fiscal 2025 EBITDA achieved.

Time-Based RSUs. The RSUs are subject to a five-year vesting period based on continued service, with thirty percent (30%) vesting on April 29, 2023, and May 4, 2024, and forty percent (40%) vesting on May 3, 2025. Dividend equivalents will not be paid on the RSUs until the units have vested. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the vesting period and the number of vested RSUs.
In the event of an executive’s death or disability, all unvested RSUs will become immediately and fully vested. In general, in the event of an executive’s qualified retirement, a prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021. If Mr. Duda retires after fiscal 2023, all unvested RSUs will immediately vest. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after fiscal 2021, the executive will earn a prorated number of RSUs based on the number of months elapsed since the start of fiscal 2021.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSUs or (ii) the successor company assumes or replaces the RSUs and then the executive is terminated without cause or resigns for good reason within two years, all unvested RSUs will become immediately and fully vested.
Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Our U.S.-based executive officers are provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites may include a company car allowance, professional association dues and provision for an annual physical exam. In support of the extended visits to our key international facilities, Mr. Khoury is provided the use of Company owned or leased condominiums or apartments in Chicago, Illinois, Mriehel, Malta and Southfield, Michigan.
Change of Control Arrangements. We have entered into change of control agreements with Messrs. Duda, Tsoumas and Khoury and Ms. Barry that provide certain benefits upon termination in connection with a change of control event. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of the Company and our stockholders. These executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby these executives are only entitled to a severance payment if an executive is terminated without cause, or the executive terminates for good reason after a change of control. Our change of control provisions for these named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”
Deductibility of Compensation
Internal Revenue Code Section 162(m) generally limits the deductibility of compensation in excess of $1 million paid to our named executive officers. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” was deductible without regard to this $1 million limit. In prior years, the awards of options, performance-based RSAs, and annual performance-based cash bonuses to our named executive officers were structured in order to qualify for this performance-based compensation exception. However, the 2017 Tax Cuts and Jobs Act (the “Tax Act”), eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain prior awards. Compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation or otherwise being deductible under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. Going forward, the Compensation Committee will continue to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders after considering a variety of factors, including deductibility.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Bruce K. Crowther (Chair)
Walter J. Aspatore
David P. Blom
Brian J. Cadwallader

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the three fiscal years ended April 30, 2022.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Donald W. Duda President and Chief Executive Officer	2022	782,800	628,000	—	634,068	252,908	2,297,776
	2021	725,596	—	10,605,000	1,565,600	435,358	13,331,554
	2020	851,107	—	—	234,840	429,171	1,515,118
Ronald L.G. Tsoumas, Chief Financial Officer	2022	453,200	248,000	—	101,970	40,254	843,424
	2021	381,893	—	2,135,140	543,840	77,161	3,138,034
	2020	467,504	—	—	81,576	80,978	630,058
Joseph E. Khoury Chief Operating Officer(6)	2022	500,192	322,000	—	300,115	107,049	1,229,356
	2021	425,507	—	4,072,320	690,000	155,227	5,343,054
	2020	460,005	—	—	103,500	148,249	711,754
Andrea J. Barry Chief Administrative Officer	2022	431,346	184,000	—	209,250	10,373	834,969
	2021	283,639	—	1,484,700	403,920	20,819	2,193,078
Kevin M. Martin, Vice President, North America	2022	363,000	146,000	—	296,187	20,546	825,733
	2021	304,731	—	1,444,805	343,515	36,741	2,129,792
(1)
The base salaries for our named executive officers as of the end of fiscal 2022 were as follows: Mr. Duda, $782,800; Mr. Tsoumas, $453,200; Mr. Khoury, $500,192; Ms. Barry, $465,000; and Mr. Martin, $363,000. For fiscal 2021, the amounts reflect a 53-week fiscal year and a 20% base salary reduction in connection with cost-cutting measures related to the COVID-19 pandemic.

(2)
Amounts reflect payments made under the Transition Awards. Additional details regarding the Transition Awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – Transition Awards.”

(3)
Amounts include the grant date fair value of the RSA and RSU awards under the 2021 LTI Program determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K. The RSUs are generally subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2023, 30% vesting at the end of fiscal 2024 and 40% vesting at the end of fiscal 2025. The RSAs are eligible for vesting based on fiscal 2025 EBITDA, as adjusted, relative to established goals for threshold and target performance. In accordance with the SEC disclosure rules, the aggregate grant date fair value of the RSAs has been determined based on the probable satisfaction of the fiscal 2025 EBITDA performance conditions at the date of grant. In accordance with ASC 718, the grant date fair value of the RSAs is zero because the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. The aggregate grant date fair value of the RSAs if they were to vest at the target level of performance would have been as follows: Mr. Duda, $10,605,000; Mr. Tsoumas, $2,135,140; Mr. Khoury, $4,072,320; Ms. Barry, $1,484,700; and Mr. Martin, $1,444,805. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – 2021 LTI Program.”

(4)
Amounts reflect annual performance-based cash bonuses. Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – Annual Performance-Based Bonuses.”

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2022:
Executive	Vested RSU Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)
Mr. Duda	232,431	9,150	1,727	9,600
Mr. Tsoumas	23,520	9,150	1,584	6,000
Mr. Khoury	50,400	0	0	30,988
Ms. Barry	0	9,150	1,223	0
Mr. Martin	0	9,150	596	10,800
For Mr. Khoury, All Other Compensation also includes the aggregate incremental cost to the Company of $25,661 for use of Company-owned condominiums in Chicago, Illinois and Mriehel, Malta and a Company-leased apartment in Southfield, Michigan. The incremental cost includes the rental or condominium maintenance costs and expenses for the property, as applicable.
(6)
In fiscal 2020 we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars using the average exchange rate of 1.1083.

Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended April 30, 2022.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
Donald W. Duda	7/7/2021(1)	528,390	1,056,780	2,113,560
Ronald L.G. Tsoumas	7/7/2021(1)	169,950	339,900	679,800
Joseph E. Khoury	7/7/2021(1)	250,096	500,192	1,000,384
Andrea J. Barry	7/7/2021(1)	174,375	348,750	697,500
Kevin M. Martin	7/7/2021(1)	119,790	239,580	479,160
(1)
Reflects the annual performance-based cash bonus awards. Amounts earned in fiscal 2022 by the executive officers under this award are reported in the column titled “Non-Equity Incentive Plan Compensation-Annual Bonus” in the “Summary Compensation Table.” Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – Annual Performance-Based Bonuses.”

Fiscal 2022 Incentive Awards
As discussed in the Compensation Discussion and Analysis, during fiscal 2022, each of the named executive officers was awarded an annual performance-based cash bonus opportunity. The target amount payable was set at 135% of base salary for Mr. Duda, 100% for Mr. Khoury, 75% for Mr. Tsoumas and Ms. Barry, and 66% for Mr. Martin. The threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. The annual performance measures included new business bookings, financial objectives, and individual performance objectives. The amounts paid to the named executive officers pursuant to these awards are included in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Please see “Components of Fiscal 2022 Compensation – Annual Performance-Based Bonuses” in the Compensation Discussion and Analysis above for further information regarding these awards.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at April 30, 2022.
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Share of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Donald W. Duda	40,000	0	37.01	7/7/2024	375,000	16,728,750	375,000	16,728,750
Ronald L.G. Tsoumas	8,000	0	37.01	7/7/2024	75,500	3,368,055	75,500	3,368,055
Joseph E. Khoury	12,000	0	37.01	7/7/2024	144,000	6,423,840	144,000	6,423,840
Andrea J. Barry	—	—	—	—	52,500	2,342,025	52,500	2,342,025
Kevin M. Martin	—	—	—	—	50,500	2,252,805	50,500	2,252,805
(1)	These options were granted in July 2014. One-third of these options vested on each of the first, second and third anniversaries of the grant date.
(2)
These RSUs are generally subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2023, 30% vesting at the end of fiscal 2024 and 40% vesting at the end of fiscal 2025. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – 2021 LTI Program.”

(3)	Calculated based on the closing price of the Company’s common stock on April 29, 2022 of $44.61 per share.
(4)
These RSAs are eligible for vesting based on fiscal 2025 EBITDA, as adjusted, relative to established goals for threshold and target performance Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – 2021 LTI Program.” Amounts reflect the number of shares earned at target performance. The number of shares earned at threshold performance are as follows: Mr. Duda, 187,500; Mr. Tsoumas, 37,750; Mr. Khoury, 72,000; Ms. Barry, 26,250; and Mr. Martin, 25, 250.

Option Exercises and Stock Vested
None of our named executive officers exercised stock options in fiscal 2022 and none of our named executive officers hold restricted stock or restricted units that vested during fiscal 2022.
Nonqualified Deferred Compensation
The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2022.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year- End ($)
Donald W. Duda	0	0	5	0	32,497
Ronald L.G. Tsoumas	151,569	0	-727	0	1,373,943
Joseph E. Khoury	0	0	0	0	0
Andrea J. Barry	432,422	0	-53,425	0	791,264
Kevin M. Martin	0	0	0	0	0
(1)
All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.
The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000. Directors are allowed to defer up to 100% of their director compensation paid in cash or shares of Common Stock. The minimum period of deferral is three years. Participants are immediately 100% vested.
In addition to directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2022.
Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals daily.
Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.
Potential Payments Upon Termination or Change of Control
In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements and certain other benefit plans.

Messrs. Duda, Tsoumas and Khoury and Ms. Barry are parties to change of control agreements with the Company. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:
•	a lump sum payment in an amount equal to a multiple of the executive’s base salary (three times for Mr. Duda and two times for the other named executive officers);
•
a lump sum payment equal to a multiple (three times for Mr. Duda and two times for the other named executive officers) of the lesser of: (a) the executive’s target bonus amount for the fiscal year in which the termination occurs, or (b) the bonus the executive earned in the prior fiscal year; and

•
continued participation in our welfare benefit plans for three years for Mr. Duda and two years for the other named executive officers, or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

Additionally, in the event of a change of control or the executive’s death, disability, qualified retirement, or termination without cause, all our named executive officers are entitled to certain payments under the 2021 LTI Program, the annual performance-based bonus awards and their transition bonus awards.

The following table summarizes compensation payable to our named executive officers upon these various scenarios. For all awards other than the transition bonuses, the amounts payable under the “Change in Control” column are due if (i) the successor company does not assume the awards or (ii) the successor company assumes the awards and then the executive is terminated without cause or resigns for good reason. In each scenario in which the RSA shares and/or the RSUs vest, the executive is entitled to a payment based on the dividends declared during the vesting period and the number of shares or units vested.
Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Annual Performance-Based Bonus	The target bonus is paid.	The target bonus is paid.	No bonus is paid.	A prorated bonus is paid based on the retirement date and year-end performance.
Restricted Stock Units (“RSUs”)	All RSUs are fully vested.	All RSUs are fully vested.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated after the end of fiscal 2021, a prorated number of RSUs will vest based on the number of months elapsed since the start of fiscal 2021.
A prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021. If Mr. Duda retires after the end of fiscal 2023, all his RSUs will fully vest.
Performance-Based Restricted Stock Awards (“RSAs”)
A prorated number of RSA shares will vest.

For Messrs. Duda and Martin, the proration will be based on the number of months elapsed since the start of fiscal 2021. For Messrs. Tsoumas and Khoury and Ms. Barry, (A) if the termination occurs in fiscal 2021, all RSA shares are forfeited; (B) if the termination occurs in fiscal 2022 or 2023, the proration will be based on the number of months elapsed since the start of fiscal 2021; and (C) if the termination occurs in fiscal 2024 or 2025, all RSA shares will fully vest.
All RSA shares are fully vested.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after the end of fiscal 2021, a prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

The number of RSA shares to vest will depend on the Company’s fiscal 2025 EBITDA.

A prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

If Mr. Duda retires after fiscal 2023, all his RSA shares will be eligible for vesting.

The number of RSA shares to vest will depend on the Company’s fiscal 2025 EBITDA.

Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Performance Units	All the Performance Units are forfeited to the Company.	All the Performance Units are forfeited to the Company.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause after the end of fiscal 2021, a prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021.

The number of Performance Units to be earned will depend on the Company’s fiscal 2025 EBITDA.

A prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021.

If Mr. Duda retires after fiscal 2023, all his Performance Units will be eligible to be earned.

The number of Performance Units to be earned will depend on the Company’s fiscal 2025 EBITDA.

Transition Awards	Following any change in control, if an executive is terminated without cause or resigns for good reason, the unpaid portion of the transition award will be paid.	The unpaid portion of the transition award will be paid.	The unpaid portion of the transition award will be paid.	The executive must repay any transition award amounts previously paid.
(1)	An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent. Mr. Duda is 66 years old. All our other named executive officers are between 55 and 65 years old.
The following table shows the potential amounts payable to our named executive officers upon termination or a change of control of Methode. The amounts shown assume that such termination or change of control was effective as of April 29, 2022, the last trading day of our 2022 fiscal year, and reflect the price of our common stock on such date ($44.61). The table below does not reflect amounts payable pursuant to plans or arrangements that are available generally to salaried employees. In addition, the table does not reflect the distribution of account balances in our Deferred Compensation Plan or the delivery of common stock underlying vested restricted stock units.
Name	Termination Scenario (On 4/292)	Salary and Bonus Severance ($)	Annual Performance -Based Bonus ($)	Transition Award ($)	Vesting of RSUs ($)(1)	Vesting of RSAs ($)(1)(2)	Vesting of Performance Units ($)(2)	Health and Welfare Benefits ($)(3)
Mr. Duda	Upon Change of Control(4)	—	1,056,780	—	17,062,500	11,375,000	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	2,348,401	—	942,000	—	—	—	50,844
	Death or Disability	—	1,056,780	942,000	17,062,500	17,062,500	—	—
	Qualified Retirement	—	634,068	0	11,395,000	11,395,000(6)	0	—
	Termination Without Cause	—	—	942,000	0	0	0	—

Name	Termination Scenario (On 4/292)	Salary and Bonus Severance ($)	Annual Performance -Based Bonus ($)	Transition Award ($)	Vesting of RSUs ($)(1)	Vesting of RSAs ($)(1)(2)	Vesting of Performance Units ($)(2)	Health and Welfare Benefits ($)(3)
Mr. Tsoumas	Upon Change of Control(4)	—	339,900	—	3,435,250	1,374,100	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	906,401	—	372,000	—	—	—	33,896
	Death or Disability	—	339,900	372,000	3,435,250	3,435,250	—	—
	Qualified Retirement	—	101,970	0	1,374,100	1,374,100(6)	0	—
	Termination Without Cause	—	—	372,000	0	0	0	—
Mr. Khoury	Upon Change of Control(4)	—	500,192	—	6,522,000	2,620,800	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	1,000,384	—	483,000	—	—	—	—
	Death or Disability	—	500,192	483,000	6,552,000	6,552,000	—	—
	Qualified Retirement	—	300,115	0	2,620,800	2,620,800(6)	0	—
	Termination Without Cause	—	—	483,000	0	0	0	—
Ms. Barry	Upon Change of Control(4)	—	348,750	—	2,388,750	1,374,100	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	930,000	—	276,000	—	—	—	50,159
	Death or Disability	—	348,750	276,000	2,388,750	2,388,750	—	—
	Qualified Retirement	—	209,250	0	955,500	955,500(6)	0	—
	Termination Without Cause	—	—	276,000	0	0	0	—
Mr. Martin	Upon Change of Control(4)	—	239,580	—	2,297,750	919,100	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	—	—	219,000	—	—	—	—
	Death, Disability	—	239,580	219,000	2,297,750	2,297,750	—	—
	Qualified Retirement	—	296,187	0	919,100	919,100(6)	0	—
	Termination Without Cause	—	—	219,000	—	—	—	—
(1)	Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru April 30, 2022, multiplied by the number of shares or units vested.
(2)
For purposes of this table, we have assumed that the target performance level will be achieved with respect to the RSAs and the Performance Units and that our Compensation Committee has elected to accelerate all awards subject to the discretion of the Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(4)	Assumes the successor company does not assume the annual bonus awards, RSUs or RSAs.
(5)
These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.” For the transition awards, assumes the executive is terminated without good cause or voluntarily terminates employment for good reason within two years.

(6)	Assumes the target level of performance is achieved.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees to the annual total compensation of our Chief Executive Officer, Donald W. Duda.
To calculate the pay ratio, we identified the median employee based on our employee population as of February 1, 2021, which was approximately 7,200 employees in the United States, Mexico, Malta, China, Egypt, India, Belgium, Canada, the United Kingdom, Germany, Italy, Lebanon, the Netherlands, Switzerland, Singapore, France and Taiwan. For purposes of identifying the median employee, we considered annual base salary as of February 1, 2021, plus overtime, allowances and short-term incentive compensation for the trailing twelve months, each as reported in our payroll records and adjusted to US dollars. We did not make any cost-of-living adjustments to the pay of employees living in different jurisdictions than our CEO, but we did include certain adjustments for the annualization of pay for employees who were employed for only part of the period.

Based on this analysis, in 2021 we determined that our median employee was a quality assistant located in Monterrey, Mexico. We have determined that there has been no change in our employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure. As such, we are using the same methodology and median employee in our pay ratio calculation for 2022 as we used in last year’s proxy statement.
For fiscal 2022, the median of the annual total compensation of all our employees (other than Mr. Duda) was $8,137. Our median annual total compensation reflects that the bulk of our employees are in countries that have much lower prevailing wages than the United States.
Mr. Duda’s annual total compensation, as reported in the Summary Compensation Table, was $2,297,776. Mr. Duda’s total compensation for fiscal 2022 did not include any value attributable to the fiscal 2021 equity awards under our five-year long-term incentive program (“2021 LTI Program”). As discussed above in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – 2021 LTI Program,” the Compensation Committee generally targeted the 2021 LTI Program equity awards within the median range of competitive practice, as annualized over the five-year program period. Consistent with our prior five-year programs, the Compensation Committee intends the awards under the 2021 LTI Program to be the only equity-based awards made to our CEO during this five-year period.
The pay ratio between our CEO and median employee is 282 to 1, which is lower than last year largely as a result of the award cycle under our 2021 LTI Program where equity awards are granted to the CEO once every five years. The pay ratio between our CEO and median employee was 1,770 to 1 in fiscal 2021.
The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

OTHER INFORMATION
Delinquent Section 16(a) Reports
Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2022, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.
Availability of Annual Report
Methode is providing its 2022 Annual Report on Form 10-K to stockholders who receive this proxy statement. Methode will provide copies of these materials to brokers, dealers, banks, voting trustees and their nominees for the benefit of the beneficial owners of record. Additional copies of this proxy statement and the 2022 Annual Report on Form 10-K are available, without charge, upon written request to Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting the Investors page of our website at www.methode.com.
Stockholder Proposals and Director Nominations
If you wish to submit a stockholder proposal for inclusion in our proxy materials for our 2023 Annual Meeting, our Corporate Secretary must receive your proposal no later than March 28, 2023. Your proposal must be in writing and must comply with the proxy rules of the SEC.
Our advance notice by-law provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2023 Annual Meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 14, 2023 (the first anniversary of the preceding year’s Annual Meeting). If the date of our 2023 Annual Meeting is more than 30 days before or more than 60 days after September 14, 2023, stockholder proposals must be delivered no earlier than the 90th day prior to such date and not later than the later of the 60th day prior to such date or the 10th day following our public announcement of the date for such Annual Meeting. Any stockholder proposal must be, under law, an appropriate subject for stockholder action to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2023 Annual Meeting, the stockholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Stockholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.
Other Matters
Neither our Board of Directors nor management knows of any other business that will be presented at the Annual Meeting. Should any other business properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Walter J. Aspatore Chairman
Chicago, Illinois
July 26, 2022

Exhibit A
Methode Electronics, Inc. 2022 Omnibus Incentive Plan
ARTICLE I
PLAN
1.1 Purpose. The Methode Electronics, Inc. 2022 Omnibus Incentive Plan (the “Plan”) is intended to provide a means through which the Company and its Affiliates may attract and retain qualified persons to serve as Employees or Directors of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to support the Company’s strategy or enhance the profitable growth of the Company and its Affiliates. Accordingly, the Company may grant to certain individuals Awards in the form of Incentive Options, Nonqualified Options, Restricted Stock Awards, Restricted Stock Units, Performance Grants, and SARs, subject to the terms of the Plan.
1.2 Effective Date of Plan. The Plan is effective upon the date of its adoption by the Board, provided the Plan is approved by the Company’s stockholders at the Annual Meeting of Stockholders of the Company on or about September 14, 2022. No Award shall become effective under the Plan’s terms prior to such stockholder approval. Upon approval of this Plan by the stockholders of the Company, no further awards shall be granted under the Company’s 2014 Omnibus Incentive Plan. No further Awards may be granted under the Plan after June 15, 2032. The Plan shall remain in effect until all Awards have been exercised, vested, satisfied, forfeited, or expired.
ARTICLE II
DEFINITIONS
The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower, or different meaning.
2.1 “Affiliate” of the Company means another corporation or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Company, including without limitation, all Subsidiaries.
2.2 “Award” means any Option, Restricted Stock Award, Restricted Stock Unit, Performance Grant, or SAR granted, whether singly, in combination, or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as may be established in order to fulfill the objectives of this Plan.
2.3 “Award Agreement” means the written or electronic agreement provided in connection with an Award setting forth the terms and conditions of the Award. Such Agreement may contain any other provisions that the Committee, in its sole discretion, shall deem advisable which are not inconsistent with the terms of the Plan.
2.4 “Award Date” means the date of grant of an Award.
2.5 “Board of Directors” or “Board” means the board of directors of the Company.
2.6 “Cause” means:
(a) Participant’s conviction of, or plea of nolo contendere to, a felony other than a traffic violation;
(b) Participant’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Participant to the detriment of the Company;
(c) a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Board of Directors or the Chief Executive Officer of the Company has given written notice of such failure and of the Company’s intention to terminate Participant’s employment because of such failure;
(d) any willful misconduct by the Participant which affects the business reputation of the Company;
(e) breach in any material respect by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or any of its Affiliates; or
(f) Participant’s violation of the Company’s Code of Business Conduct or any addendum thereto.

The Participant shall be considered to have been discharged for “Cause” if the Company or the Board of Directors determines, within thirty (30) days after the Participant’s resignation, that discharge for Cause was warranted.
2.7 “Change of Control” shall be deemed to have occurred on the first to occur of any of the following:
(a) any one “person” or more than one person acting as a “group” becomes the “beneficial owner” (as such terms are used in the Exchange Act) of more than fifty percent (50%) of the total voting power of Common Stock then outstanding; provided, however, that any acquisition by the Company, any entity controlled by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change of Control of the Company; or
(b) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or
(c) the consummation of a merger, consolidation or similar transaction involving the Company where, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either of the following, in each case, in substantially the same proportion as the ownership of the Company’s stockholders immediately prior to such transaction: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction; or
(d) the consummation of a sale of all or substantially all of the assets of the Company and its Subsidiaries or shareholder approval of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.
2.8 “Code” means the Internal Revenue Code of 1986, as amended. References herein to any Section of the Code shall also refer to any successor provision thereof, and the regulations and other authority issued thereunder by the appropriate governmental authority.
2.9 “Committee” means the Compensation Committee of the Board or such other committee designated by the Board. The Committee shall at all times consist solely of two or more members of the Board of Directors, and all members of the Committee shall be Disinterested Persons.
2.10 “Common Stock” means the common stock of the Company, $0.50 par value per share, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 4.6.
2.11 “Company” means Methode Electronics, Inc., a Delaware corporation, or its successor in interest.
2.12 “Director” means an individual who is a non-employee member of the Board.
2.13 “Disability” has the meaning provided in the then established rules of the Company or the Affiliate.
2.14 “Disinterested Person” means an individual who satisfies such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.
2.15 “Dividend Equivalent” means a credit based on the cash dividend that would have been paid on a share of Common Stock specified in an Award if such share was held by the Participant to whom the Award is made.
2.16 “Employee” means any person in an employment relationship with the Company or any Affiliate.
2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any specified date, unless otherwise determined by the Committee, the closing sales price of the Common Stock reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee), or, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate, in accordance with Section 409A.
2.19 “Grant Price” means the price per share at which a Participant may exercise an Option, SAR or other right to receive cash or Common Stock, as applicable, under the terms of an Award.
2.20 “Incentive Option” means an Option granted under the Plan which is designated as an “Incentive Option” and satisfies the requirements of Section 422 of the Code.
2.21 “Nonqualified Option” means an Option granted under the Plan other than an Incentive Option.
2.22 “Option” means an Incentive Option or a Nonqualified Option granted under the Plan to purchase shares of Common Stock pursuant to Article V.
2.23 “Participant” means any Employee or Director who has been granted an Award under the Plan.
2.24 “Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, which need not be the same for each Participant. The Performance Criteria used by the Committee may include either objective metrics or subjective metrics which measure performance by the Company and/or a Participant’s performance, which may include, but are not limited to, the following: (a) book value or book value per share; (b) stock price (including growth in price or total stockholder return); (c) sales (including net or gross, reflected in dollars or volume); (d) cash flow (including funds from operations); (e) operating income; (f) gross or net income; (g) pre-tax income; (h) earnings (either in the aggregate or on a per-share basis); (i) earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization before taxes (including EBIT and EBITDA); (j) economic value added; (k) expenses/costs; (l) gross or net margins; (m) gross or net profits; (n) gross or net revenues; (o) return measures (including return on net sales, return on assets or net assets, return on equity, return on investment, return on capital employed, return on invested capital, gross profit return on investment, gross margin return on investment, cash flow returns); (p) market share; (q) debt measures (including debt service or debt leverage); (r) profitability ratios; (s) working capital; (t) operational performance measures (including productivity, safety, product lines, product development, sales results, economic value added, cost reduction measures, customer service or satisfaction, employee satisfaction or strategic innovation); (u) transactions relating to acquisitions or divestitures; (v) assets; (w) financings; (x) market capitalization; (y) measures of personal targets, goals or objectives; (z) attainment of environmental, social, and governance performance measures; or (aa) other performance measures and criteria as determined by the Committee.
Any Performance Criteria may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Affiliate as a whole or any business unit or division of the Company or any Affiliate or any combination thereof, (ii) be compared to the performance of one or more other companies, or published or special index, (iii) be absolute or based on change in the Performance Criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) be based on U.S. generally accepted accounting principles (“GAAP”) or non-GAAP calculations; (v) relate to or be compared to one or more other Performance Criteria, or (vi) any combination of the foregoing.
2.25 “Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate or an individual.
2.26 “Performance Grant” means an Award, denominated in cash or in Common Stock, made to a Participant under Article IX.
2.27 “Performance Period” means the designated period during which the Performance Criteria must be satisfied with respect to an Award.

2.28 “Plan” means the Methode Electronics, Inc. 2022 Omnibus Incentive Plan, as set out in this document and as it may be amended from time to time.
2.29 “Prior Plan” means either of (i) the Methode Electronics, Inc. 2014 Omnibus Incentive Plan, as amended from time to time, or (ii) the Methode Electronics, Inc. 2010 Stock Plan, as amended from time to time.
2.30 “Restricted Stock” means shares of Common Stock issued under an Award and subject to restrictions and conditions pursuant to Article VI and the Award Agreement.
2.31 “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant under Article VII to receive a share of Common Stock (or the cash equivalent thereof) on a date determined in accordance with the provisions of Article VII and the Award Agreement.
2.32 “Retirement” means retirement on or after a Participant’s sixty-fifth birthday or on or after an Employee’s fifty-fifth birthday with consent of the Committee.
2.33 “Section 409A” means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.
2.34 “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, and subject to restrictions and conditions pursuant to Article VIII and the Award Agreement.
2.35 “Subsidiary” means any corporation or other entity of which the Company owns or controls, directly or through one or more intermediaries, more than 50% of: (i) the outstanding capital stock, or (ii) the combined voting power of all classes of stock or other equity or ownership interests.
2.36 “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“acquired entity awards”) held by current and former employees or non-employee directors of another corporation or entity who become Employees or Directors as the result of a merger, consolidation or combination of the employing corporation or other entity (the “acquired entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the acquired entity (provided such persons held such awards immediately prior to such merger, consolidation, acquisition or combination) in order to preserve for the grantee the economic value of all or a portion of such acquired entity award at such price as the Committee determines necessary to achieve such preservation of economic value.
2.37 “10% Stockholder” means an individual who, as of the Award Date of an Option, owns stock possessing more than 10% of the total combined voting power of all classes of stock or other equity or ownership interests of the Company or of any Affiliate. An individual shall be considered as owning the stock owned, directly or indirectly, by or for such individual’s brothers and sisters (whether by whole or half blood), spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.
ARTICLE III
ELIGIBILITY
The individuals who shall be eligible to receive Awards shall be Employees and Directors as the Committee shall determine from time to time.
ARTICLE IV
GENERAL PROVISIONS RELATING TO AWARDS
4.1 Authority to Grant Awards. The Committee may grant Awards to those Employees or Directors as it shall determine from time to time under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the amount of any Award and the number of shares of Common Stock to be covered by any Award to be granted to an Employee or a Director shall be as determined by the Committee. Each Award shall be evidenced by an Award Agreement which shall set forth the terms and conditions of the Award. A Participant who has received an Award in any year may receive an additional Award or Awards in the same year or in subsequent years. The terms and provisions of the respective Award Agreements need not be identical. In determining which Participants shall be eligible for an Award, the Committee may, in its discretion, consider the nature of the Participant’s duties, responsibilities, past and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the Plan.
4.2 Share Reserve.
(a) Dedicated Shares. Subject to adjustment as provided in Section 4.6 and Section 4.2(b) below, 5,550,000 shares of Common Stock shall initially be available for all Awards under the Plan, less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after April 30, 2022 under a Prior Plan and 2.28 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after April 30, 2022 under a Prior Plan. Any shares of Common Stock that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.28 shares for every one (1) share granted. The shares of Common Stock authorized under the Plan may be treasury shares or authorized but unissued shares.
(b) Permitted Addbacks to Share Reserve. If (i) any shares of Common Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after April 30, 2022 any shares subject to an award under a Prior Plan are forfeited, an award under a Prior Plan expires or is settled for cash (in whole or in part), then in each such case the shares of Common Stock subject to such Award or award under a Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for Awards under the Plan. Any shares of Common Stock that again become available for Awards under the Plan pursuant to this Section 4.2(b) shall be added as (i) one (1) share for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and (ii) as 2.28 shares for every one (1) share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under a Prior Plan.
(c) No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under Section 4.2: (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option under a Prior Plan, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs or options or stock appreciation rights under a Prior Plan, (iii) shares subject to a SAR or a stock appreciation right under a Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options under a Prior Plan.
(d) No Recycling of Shares Withheld for Taxes. Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes with respect to an Award under this Plan shall not be added back to the number of shares of Common Stock available for issuance under this Plan.
4.3 Award Limits. Notwithstanding any provision in the Plan to the contrary:
(a) Subject to adjustment under Section 4.6, the following limitations apply: (i) the maximum number of shares of Common Stock that may be granted to any one individual during any calendar year may not exceed with respect to Options or SARs, more than 1,500,000 shares of Common Stock, (ii) the maximum number of shares of Common Stock that may be granted to any one individual during any calendar year may not exceed with respect to Restricted Stock Awards, Restricted Stock Units, and Performance Grants denominated in shares of Common Stock, more than 1,000,000 shares of Common Stock, and (iii) the maximum aggregate amount that may be paid to any Participant in any calendar year as a dividend or Dividend Equivalent under Section 4.9 of the Plan in relation to a Performance Grant of Restricted Stock or Performance Grant of Restricted Stock Units, more than $5,000,000.
(b) The maximum amount of compensation that may be paid under all Performance Grants denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Grants) granted to any one individual during any calendar year may not exceed $20,000,000 and any payment due with respect to a Performance Grant shall be paid no later than ten (10) years after the Award Date.

(c) Subject to adjustment as provided in Section 4.6 hereof, the maximum number of shares of Common Stock for which Awards may be granted under the Plan pursuant to Incentive Options shall be 5,550,000.
(d) Notwithstanding anything to the contrary herein, the maximum Award Date Fair Market Value (computed as of the Award Date in accordance with applicable financial accounting rules) of all Awards granted under this Plan to any non-employee Director during any fiscal year, taken together with any cash fees paid to such non-employee Director in respect of such Director’s service as a member of the Board during such fiscal year (including service as a member or chair of any committees of the Board), shall not exceed $750,000.
4.4 Non-Transferability. Except as otherwise determined by the Committee in compliance with Rule 16b-3 under the Exchange Act, the Awards granted hereunder shall not be transferable by the Participant otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, an Award shall be transferable pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. In addition, the Committee may grant Awards that are transferable, without payment of consideration, to immediate family members of the Participant; the Committee may also amend outstanding Awards to provide for such transferability. A transfer of a Nonqualified Option pursuant to this Section may only be effected by the Company at the written request of a Participant and shall become effective only when recorded in the Company’s record of outstanding Nonqualified Options. In the event a Nonqualified Option is transferred as contemplated hereby, such Nonqualified Option may be subsequently transferred by the transferee only by will or the laws of descent and distribution or, without payment of consideration, to immediate family members of the Participant. In the event a Nonqualified Option is transferred as contemplated hereby, such Nonqualified Option will continue to be governed by and subject to the terms of this Plan and the relevant grant, and the transferee shall be entitled to the same rights as the Participant hereunder, as if no transfer had taken place. As used herein, “immediate family members” shall mean with respect to any person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.
4.5 Requirements of Law. The Company shall not be required to sell or issue any Common Stock under any Award if issuing that Common Stock would constitute or result in a violation by the Participant or the Company of any provision of any law, statute, or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities pursuant to any Award, the Company shall not be required to issue any Common Stock unless the Committee has received evidence satisfactory to it to the effect that the holder of that Award will not transfer the Common Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Common Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Common Stock issuable pursuant to an Award is not registered, the Company may notate on the book or electronic entry or certificate evidencing the Common Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of, or the issuance of shares under, an Award to comply with any law or regulation of any governmental authority.
4.6 Changes in the Company’s Capital Structure; Adjustments; Change of Control.
(a) No Effect on Capital Structure. The existence of the Plan and the Awards granted hereunder shall not affect or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.
(b) Change in Capital Structure. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends), then the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to reflect such transaction, including but not limited to: (i) the number and kind of shares of Common Stock or other securities reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Section 4.2; (ii) the number and kind of shares of Common Stock or other securities covered by outstanding Awards; (iii) the Grant Price or other price in respect of such Awards; (iv) the appropriate Fair Market Value and other price determinations for such Awards; and (v) the Award Limits described in Section 4.3 to reflect such transaction.
(c) Change of Control.
(i) No Continuation, Assumption, or Replacement of Awards. In addition to accelerated vesting as described in Section 4.7(f)(i), in the event of a Change of Control and the surviving or successor entity does not assume the Awards, the Committee shall be authorized (1) to cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 15 days prior to such cancellation; or (2) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess, if any, of the Fair Market Value of Common Stock on such date over the Grant Price of such Award. Any adjustment under this Section 4.6(c) need not be the same for all Participants.
(ii) Continuation, Assumption or Replacement of Awards. In the event of a Change of Control in which the surviving or successor entity (or its parent corporation) continues, assumes or replaces Awards outstanding as of the date of the Change of Control (with such adjustments as may be required or permitted by Section 4.6(b)), such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 4.7(f)(ii) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 4.6(c) and Section 4.7(f), an Award shall be considered assumed or replaced if, in connection with the Change of Control and in a manner consistent with Sections 409A and 424 of the Code, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change of Control, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change of Control and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.
(d) Substitute Awards. To the extent permitted by applicable securities law or any rule of the securities exchange on which the Common Stock is then listed or traded, the Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate under the circumstances, grant Substitute Awards under the Plan. Substitute Awards shall not count against the limitation in Section 4.2 on the maximum number of shares of Common Stock reserved for issuance, but any Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Options shall be counted against the limitation in under Section 4.3(c) on maximum number of Incentive Options that can be issued under the Plan.
4.7 Vesting.
(a) Minimum Vesting Requirement. Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the Award Date; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) shares of Common Stock delivered in lieu of fully vested cash obligations, (iii) Awards to Directors, (iv) Awards granted to newly hired employees as a replacement for forfeited equity with a predecessor employer and/or as an inducement to accept employment with the Company, and (v) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.2;

and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change of Control, in the terms of the Award Agreement or otherwise.
(b) Options. A Participant may not exercise an Option until it has become vested. The portion of an Award of Options that is vested depends upon the period that has elapsed since the Award Date. Unless the Committee establishes a different vesting schedule in compliance with Section 4.7(a) and sets forth such schedule in the Award Agreement, the following schedule applies to any Award of Options under the Plan:
Number of Months Since Award Date	Vested Percentage
Fewer than 12 months	0%
At least 12 months, but less than 24 months	33 1/3%
At least 24 months, but less than 36 months	66 2/3%
36 months or more	100%
(c) Restricted Stock, Restricted Stock Units, SARs, and Performance Grants. The Committee shall establish the vesting schedule to apply to any Award of Restricted Stock, Restricted Stock Units, Performance Grants or SARs that is not associated with a Nonqualified Option granted under the Plan to a Participant, and in the absence of such a vesting schedule set forth in the Award Agreement and in compliance with Section 4.7(a), such Award shall vest in accordance with Section 4.7(b), except that no vesting in accordance with Section 4.7(b) shall operate to accelerate the time of payment in violation of Section 409A of the Code. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or an Affiliate on the day a Performance Grant is paid to the Participant.
(d) Effect of Termination of Employment due to Death, Disability, or Retirement. Notwithstanding Sections 4.7(a), (b) and (c) above, unless otherwise determined by the Committee and set forth in the Award Agreement, if an Employee’s employment with the Company and its Affiliates is terminated due to:
(i) Disability or death: all Awards shall become vested and, for this purpose, the target level of performance shall be deemed to have been achieved under all Performance Grants; and
(ii) Retirement: (1) all Performance Grants shall, as of the end of the Performance Period, vest based on actual performance on a pro rata basis based on the date of termination, and (2) all other Awards shall vest pro rata based on the date of termination. In determining the number of shares to vest pro rata based on the date of termination, the number of months in the vesting period and the number of months elapsed since the Award Date will be taken into consideration.
Unless the Committee otherwise provides in the applicable Award Agreement or as provided in Section 4.6(c) or Section 4.7(f), if an Employee’s employment with the Company and its Affiliates terminates for any other reason, any Awards that are not yet vested are immediately and automatically forfeited; provided, however, in such special circumstances as the Committee deems appropriate, the Committee may take such action as it deems equitable in the circumstances or in the best interests of the Company, including, without limitation, fully vesting an Award or waiving or modifying any other limitation or requirement under the Award.
A Participant’s employment shall not be considered to be terminated hereunder by reason of a transfer of his or her employment from the Company to an Affiliate, or vice versa, or a leave of absence approved by the Participant’s employer. A Participant’s employment shall be considered to be terminated hereunder if, as a result of a sale or other transaction, the Participant’s employer ceases to be an Affiliate (and the Participant’s employer is or becomes an entity that is separate from the Company and its Affiliates).
(e) Effect of Termination of Service as a Director. Unless otherwise determined by the Committee and set forth in the Award Agreement, an Award to a Director shall become fully vested if the Participant ceases to be a member of the Board for any reason other than removal from office by the stockholders of the Company for Cause (as determined by the Committee).
(f) Effect of Change of Control.
(i) Awards Not Assumed. Notwithstanding the above, unless otherwise determined by the Committee and set forth in the Award Agreement, if and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change of Control as provided in Section 4.6(c)(i), then (x) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms and (y) all unvested Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Grant Awards will become immediately vested and non-forfeitable. For this purpose, the target level of performance shall be deemed to have been achieved under all Performance Grants.
(ii) Awards Assumed; Termination After a Change of Control. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 4.6(c)(ii), and if within twenty-four (24) months after the Change of Control an Employee experiences an involuntary termination of employment without Cause, then (x) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, and (y) all unvested Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Grant Awards will become immediately vested and non-forfeitable. For this purpose, the target level of performance shall be deemed to have been achieved under all Performance Grants.
4.8 Election Under Section 83(b) of the Code. No Participant shall exercise the election permitted under Section 83(b) of the Code without prior approval of the Committee. If a Participant files an election under Section 83(b) of the Code without approval, such Award shall be forfeited.
4.9 Prohibition on Dividends on Unvested Awards and on Options/SARs. The Plan shall not pay dividends or Dividend Equivalents on any Awards prior to vesting or during the forfeiture restriction period; provided, however, an Award issued under this Plan is permitted to accrue dividends or Dividend Equivalents during the vesting or forfeiture restriction period, but payment shall not be permitted until such Award’s restriction lapse or vesting is completed. Notwithstanding the foregoing, the Plan shall not pay or accrue dividends or Dividend Equivalents on Options or SARs.
ARTICLE V
OPTIONS
5.1 Type of Option. The Committee shall specify whether a given Option shall constitute an Incentive Option or a Nonqualified Option. An Incentive Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) as of the Award Date.
5.2 Grant Price. The Grant Price under an Incentive Option shall not be less than the greater of (i) 100% of the Fair Market Value per share of Common Stock on the Award Date; or (ii) the per share par value of the Common Stock on the Award Date. The Committee in its discretion may provide that the Grant Price shall be more than 100% of Fair Market Value per share. In the case of any 10% Stockholder, the Grant Price under an Incentive Option shall not be less than the greater of: (x) 110% of the Fair Market Value per share of Common Stock on the Award Date; or (y) the per share par value of the Common Stock on the Award Date.
The Grant Price under a Nonqualified Option shall not be less than the greater of: (a) 100% of the Fair Market Value per share of Common Stock on the Award Date; or (b) the per share par value of the Common Stock on the Award Date. The Committee in its discretion may provide that the Grant Price shall be more than 100% of Fair Market Value per share.
Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the Award Date; provided, that the excess of: (a) the aggregate Fair Market Value (as of the Award Date of such Substitute Award) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate Fair Market Value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such Fair Market Value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares, and that the grant of the Substitute Award otherwise satisfies the requirements, as applicable to the Option, of Treasury Regulation Section 1.424-1(a) and Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
5.3 Duration of Options. The term of each Option shall be as specified by the Committee at the Award Date, but in no event shall an Option be exercisable after the expiration of ten (10) years from the Award Date . In the case of a 10% Stockholder, no Incentive Option shall be exercisable after the expiration of five (5) years from the Award Date. Except as set forth below, each Option will expire as of the earliest of: (a) the date on which it is cancelled under the provisions of Section 4.6(c) or forfeited under the provisions of Section 4.7; (b) the ten-year anniversary of the

Award Date, except as set forth in the immediately preceding sentence for Incentive Options issued to 10% Stockholders; (c) in the case of a Participant who is an Employee, three (3) months after the Participant’s termination of employment with the Company and its Affiliates for any reason other than for Cause, (with respect to Nonqualified Options only) death, Disability, or (with respect to Nonqualified Options only) Retirement; (d) in the case of a Participant who is a Director, three (3) months after the Participant’s termination as a member of the Board for any reason other than for Cause, death, Disability, or Retirement; (e) immediately upon a Participant’s termination of employment with the Company and its Affiliates for Cause or service on the Board for Cause; (f) twelve (12) months after a Participant’s termination of employment with the Company and its Affiliates or service on the Board due to (with respect to Nonqualified Options only) death, Disability, or (with respect to Nonqualified Options only) Retirement; or (g) any other date specified by the Committee when the Option is granted.
Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (x) the exercise of the Option is prohibited by applicable law or (y) shares of Common Stock may not be purchased or sold by certain Employees or Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the Option shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period, or lock-up agreement and provided further that no extension will be made if the Grant Price of such Option at the date the initial term would otherwise expire is above the Fair Market Value.
5.4 Amount Exercisable. Each Option may be exercised from time to time, in whole or in part, in the manner and subject to the conditions the Committee, in its discretion, may provide in the Award Agreement, as long as the Option is valid and outstanding. To the extent that the aggregate Fair Market Value (determined as of the Award Date) of the Common Stock with respect to which Incentive Options first become exercisable by the optionee during any calendar year (under the Plan and any other incentive stock option plan(s) of the Company or any Affiliate) exceeds $100,000, the Incentive Options shall be treated as Nonqualified Options. In making this determination, the Committee shall take into account the Incentive Options in the order in which they were granted. The Committee shall notify the Participant of its determination as to which of a Participant’s Incentive Options exceed such limit as soon as practicable after such determination.
5.5 Exercise of Options. Options shall be exercised by the delivery of written notice (which can include electronic delivery) to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with the Grant Price, which may be paid by: (i) cash, certified check, or other method of payment acceptable to the Company for an amount equal to the Grant Price of the shares; (ii) if acceptable to the Company, Common Stock at its Fair Market Value equal to the Grant Price of the shares on the date of exercise; (iii) if acceptable to the Company, an executed attestation form acceptable to the Company attesting to ownership of Common Stock at its Fair Market Value equal to the Grant Price of the shares on the date of exercise (the Participant would receive the net amount of shares of Common Stock after payment of the Grant Price and any taxes withheld thereon); (iv) if acceptable to the Company, by means of a cashless exercise arrangement with a qualifying broker-dealer; and/or (v) if acceptable to the Company, a “net exercise”. A “net exercise” means the delivery of a properly executed notice followed by a procedure pursuant to which (i) the Company will reduce the number of shares of Common Stock otherwise issuable to a Participant upon the exercise of an Option by the number of shares of Common Stock having a Fair Market Value equal to the aggregate Grant Price for the shares of Common Stock with respect to which the Option is exercised (and any tax withholding per Section 12.4), and (ii) the Company shall pay to the Participant cash in lieu of any fractional share otherwise issuable to the Participant as a result of such net exercise. As promptly as practicable after receipt of written notification and payment, the Company shall deliver to the Participant certificates for the number of shares with respect to which the Option has been exercised, issued in the Participant’s name or should the Common Stock be represented by book or electronic entry rather than certificates, such Common Stock shall be accounted for separately in such book or electronic entry. For physical certificates, delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited the certificates in the mail, addressed to the optionee, at the address specified by the Participant.
5.6 No Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to Common Stock covered by an Option until the date such shares are issued to the Participant as evidenced by a book or electronic entry or physical stock certificate .
5.7 Prohibition on Repricing of Options. Other than pursuant to Section 4.6 or in connection with a Change of Control, the Committee shall not without the approval of the Company’s stockholders (a) lower the Grant Price of an Option or Stock Appreciation Right, (b) cancel an Option or Stock Appreciation Right when the Grant Price per share exceeds the Fair Market Value of one share in exchange for cash or another Award (other than in connection with a Change of Control), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.
ARTICLE VI
RESTRICTED STOCK
6.1 Restricted Stock Awards and Eligibility. The Committee, in its sole discretion, may grant Restricted Stock Awards to any Participant. Awards of Restricted Stock shall be subject to such conditions and restrictions as are established by the Committee and set forth in the Award Agreement, including, without limitation, the number of shares of Common Stock to be issued to the Participant, the consideration for such shares (if any), forfeiture restrictions and forfeiture restriction periods (if any), Performance Criteria (if any), and other rights with respect to the shares.
6.2 Forfeiture Restrictions. The Committee may provide that the forfeiture restrictions shall lapse upon (i) the attainment of one or more Performance Goals; (ii) the Participant’s continued employment with the Company or continued service as a Director for a specified period of time; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different forfeiture restrictions, in the discretion of the Committee. The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards as set forth in an Award Agreement made in conjunction with the Award.
6.3 Issuance of Restricted Stock. Upon the grant of a Restricted Stock Award to a Participant, issuance of the stock (electronically or by physical certificate registered in the name of the Participant) shall be made for the benefit of the Participant as soon as administratively practicable, and subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. Any book or electronic entry or stock certificate evidencing shares of Restricted Stock pending the lapse of restrictions shall bear a legend making appropriate reference to the restrictions imposed. Upon the grant of a Restricted Stock Award, the Participant may be required to provide such further assurance and documents as the Committee may require to enforce the restrictions.
6.4 Voting and Dividend Rights. The Plan shall not pay dividends on Restricted Stock during any forfeiture restriction period. Notwithstanding the foregoing, the Participant shall have the right to receive an accrual of dividends during any forfeiture restriction period, to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the Common Stock until any forfeiture restriction period shall have expired (and shall not be entitled to accrued dividends in the event the restrictions do not lapse); (ii) the Company shall retain custody of the Common Stock during the forfeiture restriction period; and (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during any forfeiture restriction period. A breach of the terms and conditions established by the Committee pursuant to the Award Agreement shall cause a forfeiture of the Restricted Stock Award.
6.5 Transfers of Unrestricted Shares. Upon the vesting date of a Restricted Stock Award, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiaries or heirs).
ARTICLE VII
RESTRICTED STOCK UNITS
7.1 Restricted Stock Units and Eligibility. The Committee, in its sole discretion, may grant Restricted Stock Units to any Participant. Awards of Restricted Stock Units shall be subject to such conditions and restrictions as are established by the Committee and set forth in the Award Agreement, including, without limitation, the number of units, Performance Criteria, if any, and terms of redemption of the Restricted Stock Units.
7.2 Voting and Dividend Rights. No Participant shall be entitled to any voting rights with respect to any share of Common Stock represented by a Restricted Stock Unit until the date of issuance of such shares. The Plan shall not pay Dividend Equivalents on Restricted Stock Units prior to vesting. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement, the Participant shall be entitled to an accrual of Dividend Equivalents with respect to dividends on shares of Common Stock having a record date prior to the date on which the Restricted

Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be subject to the same vesting schedule as the Restricted Stock Units and shall not become payable until such vesting requirements are met.
7.3 Settlement of Restricted Stock Units. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Award Agreement vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement, one share of Common Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 4.6) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. A Restricted Stock Unit may be paid in whole shares of Common Stock or the cash equivalent thereof. The book or electronic entry or stock certificate evidencing the shares payable under a Restricted Stock Unit will be issued within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of shares qualifies for the short-term deferral exception under Section 409A. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with the terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Section 409A(a)(1)(B).
ARTICLE VIII
STOCK APPRECIATION RIGHTS
8.1 Stock Appreciation Rights. A Stock Appreciation Right or SAR is an award that may or may not be granted in tandem with an Option, and entitles the holder to receive an amount equal to the difference between the Fair Market Value of a share of Common Stock at the time of exercise of the SAR and the Grant Price, subject to the applicable terms and conditions of the Award Agreement, the tandem Options, if applicable, and the following provisions of this Article VIII. The Grant Price of a SAR shall be no less than the Fair Market Value per share of Common Stock on the Award Date.
Notwithstanding the foregoing provision of this Section to the contrary, in the case of a SAR that is a Substitute Award, the Grant Price may be less than the Fair Market Value per share on the Award Date; provided, that the excess of: (a) the aggregate Fair Market Value (as of the Award Date of such Substitute Award) of the shares subject to the Substitute Award, over (b) the aggregate Grant Price thereof does not exceed the excess of: (x) the aggregate Fair Market Value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such Fair Market Value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate Grant Price of such shares, and that the grant of the Substitute Award otherwise satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
8.2 Exercise. An SAR shall entitle the Participant to receive, upon the exercise of the SAR, shares of Common Stock (valued at their Fair Market Value at the time of exercise), cash, or a combination thereof, in the discretion of the Committee, in an amount equal in value to the excess of the Fair Market Value of the shares of Common Stock subject to the SAR as of the date of such exercise over the Grant Price of the SAR. If granted in tandem with an Option, the exercise of an SAR will result in the surrender of the related Option and, unless otherwise provided by the Committee in its sole discretion, the exercise of an Option will result in the surrender of a related SAR, if any.
8.3 Expiration Date. The “expiration date” with respect to an SAR shall be determined by the Committee and set forth in the Award Agreement, and if granted in tandem with an Option, shall be not later than the expiration date for the related Option. If neither the right nor the related Option is exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in cash. Notwithstanding the preceding, the expiration date for an SAR shall be not later than 10 years from the Award Date . Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (x) the exercise of the SAR is prohibited by applicable law or (y) shares of Common Stock may not be purchased or sold by certain Employees or Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the SAR shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period, or lock-up agreement and provided further that no extension will be made if the Grant Price of such SAR at the date the initial term would otherwise expire is above the Fair Market Value.

8.4 Prohibition on Repricing of SARs. No SAR may be repriced, replaced, regranted through cancellation, exchanged for cash, exchanged for any other Awards or modified without stockholder approval (except as contemplated in Section 4.6 hereof), if the effect of such action would be to reduce the exercise price for the shares underlying such SAR.
ARTICLE IX
PERFORMANCE GRANTS
9.1 Performance Grants and Eligibility. The purpose of this Article IX is to provide the Committee the ability to (i) grant Restricted Stock Awards, Restricted Stock Unit Awards, and Stock Appreciation Rights as performance-based awards, and (ii) grant Performance Grants that are settled in cash or shares of Common Stock based on the satisfaction of Performance Criteria. The Committee, in its sole discretion, may designate certain Participants who are eligible to receive a Performance Grant if certain pre-established Performance Goals are met.
9.2 Establishment of Performance Grant. The Committee shall determine the terms of the Performance Grant, if any, to be made to a Participant and the Performance Period over which such performance will be measured by the Committee.
9.3 Criteria for Performance Goals. The Performance Goals shall be pre-established by the Committee. The Committee shall, in writing, (i) designate one or more Participants, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, (iv) specify the relationship between Performance Criteria and the Performance Goals, and (v) specify the minimum and maximum amounts to be earned by each Participant for such Performance Period.
9.4 Adjustments. The Committee shall have the authority to adjust the Performance Goals (either up or down) and the level of the Performance Grant that a Participant may earn under this Plan based on and in order to appropriately reflect any of the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) any change in the Company’s fiscal year; (vi) circumstances that impact the Company’s financial performance that are outside of the control of the Company, such as acts of God; earthquakes; fires; floods; severe weather events; natural or manmade disasters; wars; civil or military disturbances; acts of terrorism; sabotage; embargoes; martial law; acts of civil or military authorities; political unrest; riots; global economic events; strikes; labor disputes; lockouts; epidemics; or pandemics; or (vii) unforeseen impacts related to mergers, acquisitions and divestitures.
9.5 Committee Certification. Following the completion of each Performance Period, the Committee shall certify whether and to what extent the applicable Performance Goals have been achieved for such Performance Period and the amount that shall be payable with respect to that Award. No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested unless the Committee certifies that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved, such certification to be reflected in the approved written minutes of the meeting of the Committee at which such certification is made or a unanimous written consent. If the Committee certifies the entitlement of a Participant to the Performance Grant, the payment shall be made to the Participant subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding.
9.6 Payment and Limitations. Performance Grants shall be paid on or before the 90th day following both (i) the end of the Performance Period, and (ii) certification by the Committee that the Performance Goals and any other material terms of the Performance Grant and the Plan have been satisfied, or as soon thereafter as is reasonably practicable. The Performance Grant may be paid in Common Stock, cash, or a combination of Common Stock and cash, as specified in the Award Agreement. If paid in whole or in part in Common Stock, the Common Stock shall be valued at Fair Market Value as of the date the Committee directs payments to be made in whole or in part in Common Stock. However, no fractional shares of Common Stock shall be issued, and the balance due, if any, shall be paid in cash. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance Grant for a Performance Period only if the Performance Goals for such period are achieved.

ARTICLE X
ADMINISTRATION
10.1 General. The Plan shall be administered by the Committee. All questions of interpretation and application of the Plan and Awards granted hereunder shall be subject to the determination of the Committee. The Plan shall be administered in such a manner as to permit the Options granted under it which are designated to be Incentive Options to qualify as Incentive Options. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities, to:
(a) determine the Participants to whom and the time or times at which Awards will be made;
(b) determine the number of shares and the Grant Price of Common Stock covered in each Award, subject to the terms of the Plan;
(c) determine the terms, provisions and conditions of each Award, which need not be identical;
(d) define the effect, if any, on an Award of the death, Disability, Retirement, or termination of employment of an Employee or Board service of a Director;
(e) determine and certify the attainment of performance goals, criteria, or any similar terms and conditions (including, but not limited to, Performance Goals with respect to Performance Grants) with respect to Awards and may, in its sole discretion, to adjust any determinations of the degree of attainment of any such performance goals, criteria or similar terms and conditions as permitted by the Plan;
(f) subject to Article XI, adopt modifications and amendments to the Plan or any Award Agreement, including, without limitation, (i) any modifications or amendments that are necessary to comply with the laws of the countries in which the Company or its Affiliates operate, and (ii) unless otherwise provided in an Award Agreement, modifications that increase or decrease the amount paid with respect to any Performance Grant as permitted by the Plan;
(g) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and
(h) make all other determinations and take all other actions deemed necessary, appropriate, or advisable for the proper administration of the Plan.
The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article and all other Articles of the Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all parties.
10.2 Delegation of Authority. The Committee may, in its sole discretion, designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan, including with respect to the execution of Award Agreements or other documents, and, to the extent permitted by applicable law or rules of the relevant stock exchange, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee or committees consisting of one or more members of the Board and/or one or more officers of the Company. The authority to grant awards may only be delegated to an individual who is subject to the reporting rules under Section 16(a) of the Exchange Act and such delegation shall not include the authority to grant Awards to such individual or any other individual subject to the reporting rules under Section 16(a) of the Exchange Act. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 10.2 shall serve in such capacity at the pleasure of the Committee.
ARTICLE XI
AMENDMENT OR TERMINATION OF PLAN
The Board of Directors of the Company may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, to the extent required under applicable stock exchange rules or other applicable rules or regulations, no amendment or modification shall be made to the Plan without the approval of the Company’s stockholders; provided further, however, that to the extent required to maintain the status of any Incentive Option under the Code, no amendment that would (i) change the aggregate number of shares of Common Stock which may be issued under Incentive Options, (ii) change the class of Employees eligible to receive Incentive Options, or (iii) decrease the Grant Price for Options or SARs below the Fair Market Value of the Common Stock as of the Award Date, shall be made without the approval of the Company’s stockholders. In addition, no amendment shall be made to Section 4.3(d) without the approval of the Company’s stockholders. Subject to the preceding sentence, the Board shall have the power to make any changes in the Plan and in the regulations and administrative provisions under it or in any outstanding Incentive Option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Incentive Option granted under the Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment.
ARTICLE XII
MISCELLANEOUS
12.1 No Establishment of a Trust Fund. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Participants under the Plan. All Participants shall at all times rely solely upon the general credit of the Company for the payment of any benefit which becomes payable under the Plan.
12.2 No Employment Obligation. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
12.3 Section 409A. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A, the Committee may adopt such amendment to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under Section 409A, the Company does not represent or warrant that the Plan or any Award complies with Section 409A or any other provision of federal, state, local or other tax law. Any adjustments made pursuant to Section 4.6 or Section 9.4 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A unless the Participant consents otherwise; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A or comply with the requirements of Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A to be subject thereto.
12.4 Tax Withholding. The Company may permit or require each Participant (and each other person exercising an Option or receiving Common Stock or cash in connection with an Award) to pay or reimburse the Company for all or any portion of all sums required by federal, state, local or foreign tax law to be withheld (up to the maximum withholding rate) in connection with any Award. The Company or any Affiliate shall be entitled to deduct from other compensation or other amounts payable to each Employee any such sums required to be withheld. In the alternative, the Company or any Affiliate may require the Employee (or other person exercising the Option or receiving Common Stock) to pay the sum directly to the Company or its Affiliate, as applicable, or, if acceptable to the Company, the Employee (or such other person) may satisfy such tax obligations in whole or in part by delivery of Common Stock, including shares of Common Stock retained from the Award creating the obligation, valued at Fair Market Value. If the Employee (or other person exercising the Option or receiving the Common Stock) is required to pay the sum directly, payment in cash or by check of such sums for taxes shall be delivered within 3 business days after (i) the date of exercise, or (ii) notice of the Committee’s decision to pay all or part of a Performance Grant in Common Stock, whichever is applicable. The Company shall have no obligation upon exercise of any Option, or notice of the Committee’s decision to pay all or part of the Performance Grant in Common Stock, until payment has been received, unless withholding (or offset against a cash payment) as of or prior to the date of exercise or issuance of Common Stock is sufficient to cover all sums due with respect to that exercise or issuance of Common Stock. The Company and its Affiliates shall not be obligated to advise an Employee (or such other person) of the existence of the tax or the amount which the Company or any of its Affiliates will be required to withhold.
12.5 Clawback/Recovery. The Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. As of the effective date of the Plan, the Company’s policy provides that in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with the provisions of Section 10D of the Exchange Act and the rules and regulations adopted by the New York Stock Exchange in compliance therewith, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, determined by the Committee to be in excess of what would have been paid to the executive officer under the accounting restatement. In addition, the Company shall recover from the relevant executive officers any Awards recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.
12.6 Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or cash or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company or any of its Affiliates pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company or any of its Affiliates and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Section 409A. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.
12.7 Indemnification of the Committee and the Board of Directors. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
12.8 Gender. If the context requires, words of one gender when used in the Plan shall include the others and words used in the singular or plural shall include the other.
12.9 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.
12.10 Other Compensation Plans. The adoption of the Plan shall not preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Affiliate.
12.11 No Right To An Award; Other Awards. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted any Award or any other rights hereunder except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The grant of an Award shall not confer upon the Participant the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Participants, or the right to receive future Awards upon the same terms or conditions as previously granted.
12.12 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
12.13 Governing Law. The provisions of the Plan shall be construed, administered, and governed under the laws of the State of Delaware.
12.14 Participants Based Outside the United States. In order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries or Affiliates operate, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder, provided, however, that the Committee may not make any subplan that (a) increases the limitations contained in Section 4.3, (b) increases the number of shares available under the Plan, as set forth in Section 4.2; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act. Subject to the foregoing, the Committee may amend, modify, administer or terminate such subplans, and prescribe, amend and rescind rules and regulations relating to such subplans.

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D88883-P77173

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METHODE ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Walter J. Aspatore	☐	☐	☐
1b. David P. Blom	☐	☐	☐
1c. Therese M. Bobek	☐	☐	☐
1d. Brian J. Cadwallader	☐	☐	☐
1e. Bruce K. Crowther	☐	☐	☐
1f. Darren M. Dawson	☐	☐	☐
1g. Donald W. Duda	☐	☐	☐
1h. Janie Goddard	☐	☐	☐
1i. Mary A. Lindsey	☐	☐	☐
1j. Angelo V. Pantaleo	☐	☐	☐

	For	**Against**	**Abstain**
1k. Mark D. Schwabero	☐	☐	☐
1l. Lawrence B. Skatoff	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: To vote upon such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D88884-P77173

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Stockholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Ronald L. G. Tsoumas, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/MEI2022 on Wednesday, September 14, 2022 at 11:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side